EXHIBIT 2.1

AGREEMENT OF MERGER

by and among

VERTICALNET, INC.,

RIVER ACQUISITION CO., INC.

TIGRIS CORP.,

and

BRENT HABIG

January 30, 2004

i

(continued)

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AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (this “Agreement”) is made and entered into as of the 30th day of January, 2004, by and among Verticalnet, Inc., a Pennsylvania corporation (“Verticalnet”), River Acquisition Co., Inc., a Delaware corporation and wholly-owned direct subsidiary of Verticalnet (“River,” and together with Verticalnet, the “Acquiring Parties”), Tigris Corp., a New York subchapter S corporation (“Tigris”), and Brent Habig, the sole shareholder of Tigris (the “Shareholder,” and together with Tigris, the “Selling Parties;” the Selling Parties and the Acquiring Parties are collectively the “Parties”).

Background

The respective Boards of Directors of Tigris, Verticalnet and River have approved a merger (the “Merger”) of Tigris with and into River in accordance with the Delaware General Corporation Law (the “DGCL”) and the New York Business Corporation Law (“NYBCL”), on the terms and conditions set forth herein. The Merger provides for the payment of the consideration specified in Section 2.06 to the holders of Tigris’ equity securities.

The Parties intend for the Merger to qualify as a Tax-free reorganization for purposes of Section 368 of the Code and adopt this Agreement as a plan of reorganization.

Terms and Conditions

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1. DEFINITIONS; INTERPRETATION

1.01 Definitions. For convenience, certain terms used in more than one Section of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both singular and plural forms of the terms defined).

“Accounts Receivable” means, with respect to any Person, any trade accounts receivable or notes receivable of such Person and any unbilled fees that are earned by such Person during the period prior to the Closing.

“Acquiring Parties” is defined above in the Preamble.

“Affiliate” means, with respect to a particular Person, any Person controlling, controlled by or under common control with that Person. The term “control” and phrases of similar import, as used in this definition, means the possession, directly or indirectly, of the power to direct or cause the direction or management of the policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” is defined above in the Preamble.

“Applicable Rate” is defined in Section 7.02.

“Assets” means with respect to a Person, all of the assets of every kind and description, real and personal, tangible and intangible, that are owned, possessed or licensed by such Person.

“Assumed Option” is defined in Section 2.06(e)(ii).

“Audited Financial Statements” is defined in Section 3.06.

“Benefit Plan” means (a) any pension plan, 401(k) plan, profit-sharing plan, health or welfare plan, and any other employee benefit plan (within the meaning of Section 3(3) of ERISA) that is maintained or sponsored by Tigris or to which Tigris contributes or for which Tigris otherwise has or may have any Liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, and (b) any other benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors, that is maintained or sponsored by Tigris or to which Tigris contributes or for which Tigris otherwise has or may have any Liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, including employment agreements, severance policies or agreements, executive compensation arrangements, incentive arrangements, sick leave, vacation pay, salary continuation, consulting or other compensation arrangements, workers’ compensation, bonus plans, stock option, stock grant or stock purchase plans, medical insurance, life insurance, tuition reimbursement programs or scholarship programs, any plans subject to section 125 of the Code, and any plans providing benefits or payments in the event of a change of ownership or control.

“Business” means the entire business, operations and facilities of Tigris Group, taken as a whole.

“Business Day” means any day other than a Saturday or Sunday, or a day on which the banking institutions of the Commonwealth of Pennsylvania are authorized or obligated by Law or executive order to close.

“Certificates of Merger” is defined in Section 2.02.

“Certificates” is defined in Section 2.06(b).

“Charter Documents” means a Person’s certificate or articles of incorporation or formation, certificate defining the rights and preferences of securities, articles of organization, bylaws, general or limited partnership agreement, operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

“Closing” is defined in Section 2.10.

“Closing Date” is defined in Section 2.10.

“Closing Price” means, as of any specified date, the closing price per share of the previous trading day of Verticalnet Common Stock as reported on the Nasdaq SmallCap Market.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” means the Voting Common Stock and Non-Voting Common Stock.

“Common Stock Equivalents” is defined in Section 5.09.

“Component” means any Software, Product, Custom Software or Database.

“Confidentiality Agreement” is defined in Section 3.12(g)(ii).

“Contract” means any written or oral contract, agreement, lease, license, instrument, or other document, commitment, arrangement, undertaking or obligation that is binding on any Person or its Assets under any applicable Law.

“Copyrights” means all copyrights in both published and unpublished works and all registrations and applications for registration for copyrights in any jurisdiction throughout the world, and any renewals, modifications and extensions thereof.

“Court Order” means any judgment, decree, injunction or ruling of any Governmental Body that is binding on any Person or its Assets under applicable Law.

“Custom Software” means any computer software that has been developed or designed specifically for use in the Business.

“Database” means any data and other information recorded, stored, transmitted and retrieved in electronic form by a Product, whether located on any Product or archived in storage media of a type employed or used in conjunction with any Product.

“DE Certificate of Merger” is defined in Section 2.02.

“Default” means (a) a breach, default or violation, (b) the occurrence of an event or an omission that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise or (c) with respect to any Contract, the occurrence of an event or an omission that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

“Disclosure Schedule” means the disclosure schedule of Tigris containing information pursuant to Article 3 and other provisions hereof that has been identified as such and provided to Verticalnet on the date hereof.

“DGCL” is defined in the Background Section.

“DOL” means the US Department of Labor.

“Effective Time” is defined in Section 2.02.

“Embedded Control” means any microprocessor, microcontroller, smart instrumentation or other sensor, driver, monitor, robotic or other device containing a semiconductor, memory circuit, BIOS, PROM or other microchip.

“Employment Agreement” means each management, employment, severance, consulting, relocation or other Contract between any Tigris Group Member and any current or former employee, director, consultant or independent contractor.

“Encumbrances” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any Assets or interest in any Assets, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Condition” is defined in Section 3.25.

“Environmental Law” means all Laws and Court Orders as well as any principles under common law in existence as of the Closing Date relating to pollution or protection of the environment under which a Person may be held liable for the Release of any Hazardous Substance into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any other Person that, together with Tigris, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which Tigris is or has been a general partner.

“Escrow Agent” means JP Morgan Trust Company, National Association.

“Escrow Agreement” means the indemnity escrow agreement among Verticalnet, the Shareholder and the Escrow Agent in substantially the same form as Exhibit A.

“Escrow Cash” means an amount of cash equal to $525,000.

“Escrow Property” means the Escrow Cash and the Escrow Shares.

“Escrow Shares” means 355,029 shares of Verticalnet Common Stock.

“Evaluation Date” is defined in Section 5.22.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” is defined in Section 2.06(e).

“GAAP” means generally accepted US accounting principles.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).

“Governmental Permits” means any regulatory or administrative permits, licenses, registrations, certificates of occupancy, approvals and other regulatory and administrative authorizations of any Governmental Body.

“Hardware” means any mainframe, midrange computer, personal computer, notebook or laptop computer, server, switch, printer, modem, driver, peripheral or any component of any of the foregoing.

“Hazardous Substances” means (a) any “hazardous substance” as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., (b) any “extremely hazardous substance,” “hazardous chemical,” or “toxic chemical” as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq., (c) any “hazardous waste,” as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., (d) any “pollutant,” as defined under the federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., as any of such Laws in clauses (a) through (d) may be amended from time to time, and (e) any regulated substance or waste under any

Laws or Court Orders that have been or will be enacted, promulgated or issued by any Governmental Body concerning protection of the environment.

“Identified Real Property” is defined in Section 3.11(b).

“Indemnified Party” is defined in Section 7.02(a).

“Indemnifying Party” is defined in Section 7.02(a).

“Indemnity Reduction Amounts” is defined in Section 7.06(a).

“Intellectual Property” means any Copyrights, Patents, Trademarks, Internet domain names and Trade Secrets.

“Intellectual Property Rights” is defined in Section 5.20.

“Interim Balance Sheet” is defined in Section 3.06.

“Interim Balance Sheet Date” is defined in Section 3.06.

“Interim Financial Statements” is defined in Section 3.06.

“Interim Period Average Price” means $1.69.

“Key Personnel” means the Shareholder, Tony Ward and Jeff Ryan.

“Knowledge” with respect to (a) an individual, means the actual knowledge of such individual after reasonable inquiry, (b) a Person (other than an individual), means the actual knowledge after reasonable inquiry of any individual who is serving as a director, officer, partner, executor, or trustee (or in any similar capacity) of such Person or any subsidiary.

“Law” means any constitution, statute, law, code, ordinance, regulation, order or rule of any Governmental Body, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters as well as any applicable principle of common law.

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, secured or unsecured, accrued or unaccrued, choate or inchoate, due or to become due, liquidated or unliquidated, known or unknown.

“Litigation” means any lawsuit, action, arbitration, administrative, quasi-administrative or other proceeding, or any prosecution, investigation or inquiry of any Governmental Body.

“Losses” is defined in Section 7.01(a).

“Management Group” means the Key Personnel, Lal Jhangimal and Karan Hennessey.

“Material Adverse Effect” means, (a) with respect to Tigris, a change, event or effect that is materially adverse to the Business, results of operations, Assets, properties or financial condition of the Tigris Group taken as whole, other than as a result of those changes, conditions or events arising out of general economic or political conditions or that are generally applicable to the industry in which Tigris operates or conducts business and (b) with respect to Verticalnet, a change, event or effect that is materially adverse to the Business, results of operations, Assets, properties or financial condition of Verticalnet and its Affiliates taken as whole, other than as a result of those changes, conditions or events arising out of general economic or political conditions or that are generally applicable to the industry in which Verticalnet operates or conducts business.

“Merger” is defined above in the Background section.

“Merger Consideration” means the Voting Stock Consideration and the Voting Stock Cash Consideration.

“Net Worth” shall have the meaning ascribed to it by GAAP.

“New Employment Agreement” is defined in Section 2.11(a)(vii).

“Non-Voting Common Stock” means the non-voting common stock, par value $0.01 per share, of Tigris.

“NY Certificate of Merger” is defined in Section 2.02.

“NYBCL” is defined in the Background Section.

“Off-the-Shelf Software” means any applications software that is licensed to any Tigris Group Member by a third party in its standard, unmodified condition pursuant to a “shrinkwrap,” “clickwrap” or other standard license agreement for a one-time license fee of $35,000 or less.

“Option Plan” means Tigris’s Amended and Restated 1998 Stock Option Program.

“Options” means an option issued pursuant to the Option Plan to purchase shares of Non-Voting Common Stock.

“ordinary course” or “ordinary course of business” means, with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person and (b) does not require authorization by the board of directors or any shareholders of such Person acting in their capacity as such (or by any Person or group of Persons exercising similar authority) under applicable Law or pursuant to such Person’s Charter Document.

“Parties” is defined above in the Preamble.

“Patents” means all patents and patent applications together with any extensions, reexaminations and reissues of such patents, patents of addition, divisions, continuations, continuations-in-part, and any subsequent filings in any country or jurisdiction throughout the world claiming priority therefrom.

“Permitted Liens” means any (a) lien for Taxes, assessments and other governmental charges or liens of landlords, carriers, warehousemen, mechanics and material men incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings for which reserves equal to the full amount thereof has been established on the books and records of the Tigris Group; (b) lien incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of statutory obligations; (c) non-exclusive license granted by a Tigris Group Member to use products sold by it in the ordinary course of business; and (d) any Encumbrance or minor imperfection in title and any minor encroachment, if any, not material in amount that does not materially interfere with the conduct or intended conduct of the Business or with the use or intended use of the Assets and does not materially affect the value of the Assets.

“Person” means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

“Product” means any Software, Component or System, excluding Embedded Controls and Hardware, sold, licensed, distributed or marketed by any Tigris Group Member in the operation of the Business as it has been and is currently conducted.

“Public Documents” is defined in Section 5.04.

“Qualified Claim” is defined in Section 7.01(b)(i).

“Real Property” is defined in Section 3.11(a).

“Registration and Lock-up Agreement” means that certain Registration and Lock-up Agreement dated as of even date hereof by and among Verticalnet and the Shareholder in substantially the same form as Exhibit B.

“Release” means any release, spill, emission, leaching, leaking, pumping, injection, deposit, disposal, discharge or dispersal into the indoor or outdoor environment, or into or out of any property.

“Required Consents” is defined in Section 3.05.

“River” is defined above in the Preamble.

“SEC” is defined in Section 5.04.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Parties” is defined above in the Preamble.

“Shareholder” is defined above in the Preamble.

“Shareholder Documents” is defined in Section 2.08(a).

“Significant Customers” is defined in Section 3.15(a).

“Software” means any computer software of any nature whatsoever, including all systems software, software tools, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., purchase or service order processing, etc.), all computer operating, security or programming software, and any and all written documentation and object and source codes related thereto, including Custom Software and Off-the-Shelf Software.

“Subsidiary” is defined in Section 3.04(a).

“Surviving Corporation” is defined in Section 2.01.

“System” means any combination of Software, Custom Software or Database.

“Tax Returns” means any return, declaration, report, claim for refund, or information return, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, or of a similar nature, including any interest, penalty, or addition thereto, whether disputed or not.

“Threshold” is defined in Section 7.01(b)(i).

“Tigris” is defined above in the Preamble.

“Tigris Financial Statements” is defined in Section 3.06.

“Tigris Group” means Tigris together with each of its Subsidiaries.

“Tigris Group Member” means any member of Tigris Group.

“Tigris Notes” means any notes, obligations, debentures or other document evidencing a debt of Tigris held by the Shareholder.

“Trade Secrets” means all proprietary know-how, trade secrets, customer lists, personnel information, sales and profit figures, distribution and sales methods, supplier lists, technology rights and licenses, specifications and other technical information, data, process technology, plans, drawings (including engineering and auto-cad drawings), innovations, designs, ideas, proprietary information and blue prints, or computer source code, owned, used or licensed by any Tigris Group Member.

“Trademarks” means trademarks, service marks, trademark and service mark applications, trade names, logos, brand names, certification marks, trade dress, goodwill associated with the foregoing, and all registrations in any jurisdictions throughout the world of, and all applications in any jurisdiction throughout the world to register, the foregoing, including any extension, modification or renewal of any such registration or application thereto.

“Transaction Documents” means this Agreement, the Certificates of Merger, the New Employment Agreements, the Escrow Agreement, the Registration and Lock-up Agreement, the Shareholder Documents, and all other documents executed in connection with any of the foregoing.

“Transactions” means the Merger and the other transactions contemplated by any of the Transaction Documents.

“US” means the United States of America.

“Uncollected Accounts Receivable” is defined in Section 6.09(a).

“Unfair Competition Claim” shall mean a claim of a current or former or retired employee, consultant or director of a Tigris Group Member against any Tigris Group Member regarding non-competition agreements, misappropriation of trade secrets, or tortious interference with contract.

“Verticalnet” is defined above in the Preamble.

“Verticalnet Common Stock” means the common stock, par value $0.01 per share, of Verticalnet.

“Verticalnet Subsidiaries” is defined in Section 5.05.

“Voting Common Stock” means the voting common stock, par value $0.01 per share, of Tigris.

“Voting Stock Consideration” is defined in Section 2.06(a)(i).

“Voting Stock Cash Consideration” is defined in Section 2.06(a)(ii).

“Working Capital” shall have the meaning ascribed to it by GAAP.

“Workplace Claim” means a claim of (a) discrimination, including age, race, sex, disability, and religion; (b) sexual harassment and Title VII discrimination; (c) wrongful discharge, including breach of contract, defamation, emotional distress, and whistle-blower actions; (d) contract and tort; (e) employee benefits and ERISA; (f) defamation; (g) unemployment compensation or workmen’s compensation of a current or former or retired employee, consultant or director of a Tigris Group Member against any Tigris Group Member.

1.02 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (d) references to “hereunder,” “hereof” and “herein” relate to this Agreement. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a Party’s being satisfied with any particular item or to a Party’s determination of a particular item presumes that such standard will not be achieved unless such Party shall be satisfied or shall have made such determination in its sole good faith business judgment.

1.03 Headings. The Article and Section references and other headings contained herein are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Article, Section, subsection, paragraph, Schedule and Exhibit references are to this Agreement unless otherwise specified.

ARTICLE 2. THE MERGER

2.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL and the NYBCL, Tigris shall be merged with and into River at the Effective Time. River shall be the surviving corporation (the “Surviving Corporation”), initially under the name “Tigris Corp.,” and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of Tigris shall cease.

2.02 Effective Time. The Merger shall be consummated by filing (a) with the Delaware Secretary of State a certificate of merger in the form attached hereto as Exhibit C-1 (the “DE Certificate of Merger”), as is required by, and executed in accordance with, the relevant provisions of the DGCL and (b) with the New York Secretary of State a certificate of merger in the form attached hereto as Exhibit C-2 (the “NY Certificate of Merger”, and collectively with the DE Certificate of Merger, the “Certificates of Merger”), as is required by, and executed in accordance with, the relevant provisions of the NYBCL. The Merger shall become effective at the time of the filing of the last of the Certificates of Merger (the “Effective Time”).

2.03 Effects of the Merger. The Merger shall have the effects set forth in the DGCL, the NYBCL and the Certificates of Merger.

2.04 Certificate of Incorporation and Bylaws. The form of certificate of incorporation attached to the DE Certificate of Merger shall be the certificate of incorporation of the Surviving Corporation at the Effective Time and thereafter until amended in accordance with applicable Law and the terms thereof. The bylaws of River shall be the bylaws of the Surviving Corporation at the Effective Time and thereafter until amended in accordance with applicable Law and the terms thereof.

2.05 Directors and Officers. The initial directors and the initial officers of the Surviving Corporation at the Effective Time shall be the individuals specified in Schedule 2.05.

2.06 Conversion of Securities.

(a) Each share of Voting Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Verticalnet, Tigris or the holder thereof, be converted into the right to receive the Merger Consideration, as follows:

(i) .24644 shares of Verticalnet Common Stock; and

(ii) an amount of cash equal to the quotient of (A) $3,500,000 (the “Voting Stock Cash Consideration”) divided by, (B) the number of shares of Voting Common Stock outstanding immediately prior to the Effective Time.

(b) Until surrendered in accordance with the provisions of Section 2.08, each share of Common Stock outstanding immediately prior to the Effective Time and the certificates representing such shares (“Certificates”) shall, after the Effective Time, represent for all purposes, only the right to receive that portion of the Merger Consideration that such share of Common Stock would entitle the holder thereof to receive hereunder. Any shares of Common Stock held in the treasury of Tigris shall be canceled.

(c) No fractional shares of Verticalnet Common Stock shall be issued in the Merger. All fractional shares of Verticalnet Common Stock that a Tigris Shareholder would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share of Verticalnet Common Stock results from such aggregation, the Shareholder shall be entitled to receive, in lieu thereof, an amount in cash equal to the value thereof as determined in accordance with the terms hereof.

(d) All shares of Verticalnet Common Stock deliverable to the Shareholder under this Section 2.06 shall be subject to the terms of the Registration and Lockup Agreement.

(e) (i) Prior to the Effective Time, Tigris shall have taken such steps as may be required under the Option Plan to cause all outstanding Options under the Option Plan to be fully exercisable immediately prior to the Effective Time.

(ii) At the Effective Time, each unexercised Option under the Option Plan and the Option Plan, shall be assumed by Verticalnet in a transaction described in Section 424(a) of the Code. Each Option so assumed (“Assumed Option”) by Verticalnet under this Agreement will continue to have, and be subject to, the same terms and conditions of such Option immediately prior to the Effective Time, except that (i) each Assumed Option will be exercisable for that number of shares of Verticalnet Common Stock equal to the product of (A) the quotient of (1) 1.03, divided by (2) 3.05 (the “Exchange Ratio”), multiplied by (B) the number of shares of Non-Voting Common Stock that were issuable upon exercise of such Assumed Option immediately prior to the Effective Time, rounded down to the nearest whole number of shares of Verticalnet Common Stock, and (ii) the per share exercise price for the shares of Verticalnet Common Stock issuable upon the exercise of such Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Non-Voting Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. As soon as practicable after the Effective Time, Verticalnet shall, or shall cause the Surviving Corporation to, deliver to the holders of Assumed Options, notices describing the conversion of such Assumed Options (as modified by this Section 2.06(e)), and the agreements evidencing the Assumed Options shall continue in effect on the same terms and conditions (as modified by this Section 2.06(e)). Verticalnet shall comply with the terms of all such Assumed Options. Prior to the Effective Time, Verticalnet shall reserve for issuance the number of shares of Verticalnet Common Stock necessary to satisfy Verticalnet’s obligations under this Section 2.06(e).

2.07 Conversion of River Capital Stock. Each share of capital stock of River issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Verticalnet, River or Tigris, be converted into one share of common stock of the Surviving Corporation.

2.08 Delivery of Merger Consideration.

(a) At the Effective Time, the Shareholder shall deliver to Verticalnet or its designated agent his Certificate(s) and a duly executed counterpart to the Registration and Lockup Agreement (such documents, collectively, being the “Shareholder Documents”). In the event any certificates evidencing shares of Common Stock shall have been lost, stolen or destroyed, Verticalnet shall only issue certificates representing that portion of the Merger Consideration in exchange for such lost, stolen or destroyed certificates as such lost, stolen or destroyed certificates would entitle the Shareholder to receive under Section 2.06, upon the making of an affidavit of that fact by the Shareholder; provided, however, that Verticalnet may, in its sole and absolute discretion and as a condition precedent to the issuance thereof, require the Shareholder, in such case, to provide an indemnity against any claim that may be made against Verticalnet with respect to such certificates alleged to have been lost, stolen or destroyed.

(b) Promptly after receipt by Verticalnet of the applicable Shareholder Documents, Verticalnet shall deliver to:

(i) the Shareholder an amount of cash equal to (A) the Voting Stock Cash Consideration, minus (B) the Escrow Cash;

(ii) its transfer agent, irrevocable instructions with respect to the delivery to the Shareholder of an amount of Verticalnet Common Stock equal to the Voting Stock Consideration less the Escrow Shares (the “Transfer Agent Instructions”); and

(iii) the Escrow Agent, the Escrow Cash and the Escrow Shares, which shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement to secure the indemnification obligations of the Shareholder pursuant to Article 7.

2.09 No Further Transfer of Shares. After the Effective Time, there shall be no transfers of Common Stock that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or any other securities of Tigris are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article 2. As of the Effective Time, the stock ledger of Tigris shall be closed.

2.10 Closing. The consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178 on the date of execution and delivery of this Agreement, or at such other place and date as Verticalnet and Tigris may mutually agree. The date of the Closing is sometimes herein referred to as the “Closing Date.”

2.11 Closing Deliveries. At the Closing:

(a) Tigris shall deliver or cause to be delivered to Verticalnet the following:

(i) a certificate of the Secretary of Tigris in the form of Exhibit D;

(ii) letters of resignation in the name of and executed by each (A) member of each Tigris Group Member’s Board of Directors resigning his/her position as a director of such company effective as of the Closing Date, and (B) officer of each Tigris Group Member resigning his/her position as an officer of such company effective as of the Closing Date, in each case, except as otherwise agreed to by the Parties;

(iii) duly executed counterparts to each of the Transaction Documents to which Tigris is a party;

(iv) the Required Consents;

(v) a duly completed and executed certification of non-foreign status pursuant to Treas. Reg. § 1.1445-2(b);

(vi) all corporate, minute and stock records of each Tigris Group Member; and

(vii) an employment agreements substantially in the same form as Exhibit E, (“New Employment Agreements”), entered into on or prior to the date hereof, by Tigris and the Shareholder.

(b) The Shareholder shall deliver or cause to be delivered to Verticalnet the following:

(i) duly executed counterparts to each of the Transaction Documents to which he is a party;

(ii) Certificates representing all the issued and outstanding Voting Common Stock; and

(iii) the original Tigris Notes marked cancelled.

(c) Verticalnet shall deliver or cause to be delivered the following:

(i) a certificate of Verticalnet’s Secretary in the form of Exhibit F to the Shareholder;

(ii) a certificate of Verticalnet’s Chief Financial Officer in the form of Exhibit G to the Shareholder;

(iii) duly executed counterparts to each of the Transaction Documents to which an Acquiring Party is a party to the Shareholder;

(iv) a copy of the Transfer Agent Instructions; and

(v) the New Employment Agreement with Brent Habig.

(d) Tigris shall provide documentary evidence that it has amended the Tigris Corp. 401(k) Plan prior to the date of Closing, which amendment shall provide that Verticalnet and its subsidiaries prior to the Closing Date shall not be deemed to be a Participating Employer (as defined in the Tigris Corp. 401(k) Plan) thereunder.

(e) Verticalnet shall file the Certificates of Merger with the appropriate authorities as required by the DGCL and the NYBCL, and the Parties shall take all such other and further actions as may be required by law to make the Merger effective upon the terms and subject to the conditions hereof.

(f) Verticalnet shall deposit the Escrow Property with the Escrow Agent to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF TIGRIS

Tigris hereby represents and warrants to each of the Acquiring Parties as follows:

3.01 Due Organization. Each Tigris Group Member is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted. Section 3.01 of the Disclosure Schedule sets forth (a) a list of all jurisdictions throughout the world in which any Tigris Group Member is authorized or qualified to do business as a foreign corporation and (b) a list of all the current officers and directors of each Tigris Group Member. Each Tigris Group Member is in good standing in all jurisdictions where the failure to be in good standing is reasonably likely to have a Material Adverse Effect. Tigris has delivered to Verticalnet true, complete and correct copies of the Charter Documents of each Tigris Group Member, as amended through the date hereof. No Tigris Group Member is in violation of any its Charter Documents.

3.02 Authorization; Validity.

(a) Each Tigris Group Member has the corporate power, authority and legal right to execute and deliver this Agreement and any other Transaction Document to which such Tigris Group Member is a party and perform all of the obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement by Tigris and the performance of its obligations hereunder have been duly authorized by all necessary corporate and shareholder action. This Agreement and any other Transaction Document to which any Tigris Group Member is a party has been duly executed and delivered by a duly authorized officer of such Tigris Group Member, and this Agreement and any other Transaction Document to which any Tigris Group Member is a party constitutes the legal, valid and binding obligations of such Tigris Group Member enforceable against such Tigris Group Member in accordance with its terms.

3.03 Capital Stock of Tigris; Shareholder.

(a) As of the date of this Agreement, Tigris has authorized 20,000,000 shares of Voting Common Stock, of which 7,590,000 shares are issued and outstanding and 5,000,000 shares of Non-Voting Common Stock, none of which are issued and outstanding. All outstanding shares of Common Stock are owned of record by the Persons set forth in Section 3.03(f) of the Disclosure Schedule in the respective amounts set forth thereon.

(b) Except as set forth in Section 3.03(b) of the Disclosure Schedule, there are no outstanding options, warrants, convertible securities, Contracts or rights of any kind to purchase or otherwise acquire from Tigris any shares of Common Stock. No shares of Common Stock are reserved or authorized for issuance.

(c) All outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Charter Documents of Tigris, all Contracts binding upon Tigris and all applicable Laws, including federal, state and foreign securities Laws.

(d) Other than as set forth herein, no Tigris Group Member currently has any outstanding vote, plan or pending proposal involving any merger or consolidation of any Tigris Group Member with or into any other Person, any sale of Common Stock or any sale of assets of any Member of Tigris Group.

(e) Except as set forth in Section 3.03(e) of the Disclosure Schedule, there are no Contracts among any Persons which affect or relate to the voting or giving of written consents with respect to any Common Stock.

(f) A true and correct listing of the names and addresses of all holders of Common Stock and the number of shares and class of Common Stock held is set forth in Section 3.03(f) of the Disclosure Schedule.

3.04 Subsidiaries; Interest in Other Entities.

(a) Set forth in Section 3.04(a) of the Disclosure Schedule is a true, correct and complete list of the subsidiaries of Tigris (each a “Subsidiary”, and collectively the “Subsidiaries”) and each Tigris Group Member identified therein is the lawful record and beneficial owner of all of the issued and outstanding shares of capital stock of each Subsidiary listed opposite its name, free and clear of all Encumbrances, excluding Encumbrances arising under applicable securities Laws.

(b) The issued and outstanding capital stock of each Subsidiary is listed in Section 3.04(b) of the Disclosure Schedule. All of such issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any Contract binding upon Tigris or such Subsidiary agreement and were issued in compliance with all applicable Charter Documents of the Subsidiary and all applicable Laws, including federal, state and foreign securities Laws. There are no outstanding options, warrants, convertible securities, contracts or rights of any kind to purchase or otherwise acquire from any Subsidiary any shares of, or any securities convertible into, the capital stock of any Subsidiary. There are no preemptive rights with respect to the issuance of the capital stock of any Subsidiary.

(c) Except as listed in Section 3.04(c) of the Disclosure Schedule, Tigris owns no equity security of any Person other than the Subsidiaries and has no other ownership or other investment interest, either of record, beneficially or equitably, in any Person, except for bank, checking and money market accounts and other cash equivalent investments.

3.05 No Conflicts. Except for the items set forth in Section 3.05 of the Disclosure Schedule (the “Required Consents”), the execution, delivery and performance of this Agreement and the other Transaction Documents by Tigris or any Subsidiary does not contravene or violate (a) any Law or Court Order to which any Tigris Group Member is subject or (b) the Charter Documents of any Tigris Group Member, or the terms of any securities issued by any Tigris Group Member; nor does such execution, delivery or performance, conflict with or result in a Default under any term, condition or provision of any Contract, indenture, plan, or Governmental Permit to which any Tigris Group Member is a party, by which any Tigris Group Member may have rights or by which any of the assets of any Tigris Group

Member may be bound or affected, or give any party with rights thereunder the right to consent to or receive notice of the Transaction, terminate, modify, accelerate or otherwise change the existing rights or obligations of any Tigris Group Member thereunder.

3.06 Financial Statements; Books of Account. Section 3.06(a) of the Disclosure Schedule includes (a) true, complete and correct copies of Tigris’s audited consolidated balance sheets as of December 31, 2001 and 2002 and audited consolidated statements of operations, changes in stockholders’ and members’ equity and cash flows for the years then ended (collectively, the “Audited Financial Statements”); (b) true, complete and correct copies of Tigris’s unaudited consolidated balance sheet as of December 31, 2003 (the “Interim Balance Sheet;” and the date thereof, the “Interim Balance Sheet Date”) and consolidated statements of operations and cash flows for the 12-month period then ended (such income and cash flow statements, together with the Interim Balance Sheet, the “Interim Financial Statements” and, collectively with the Audited Financial Statements and the Interim Balance Sheet, the “Tigris Financial Statements”). Except as set forth on Section 3.06(b) of the Disclosure Schedule, the Tigris Financial Statements have been prepared in accordance with GAAP, subject to, in the case of the Interim Financial Statements, certain normal year-end adjustments and the omission of footnote information. Except as set forth on Section 3.06(b) of the Disclosure Schedule, the Tigris Financial Statements present fairly in all material respects the financial position of Tigris as of the dates thereof and, in the case of the Audited Financial Statements and the Interim Financial Statements, the results of its operations and cash flows for the periods then ended, in each case in accordance with GAAP, except for, in the case of Interim Financial Statements, the omission of footnote information. The books of account of each Tigris Group Member reflect in all material respects all of its items of income and expense, and all of its Assets and Liabilities, required to be reflected therein in accordance with GAAP.

3.07 Accounts Receivable and Accounts Payable.

(a) All Accounts Receivable of the Tigris Group represent valid obligations arising from sales actually made or services actually performed by a Tigris Group Member in the ordinary course. Section 3.07(a) of the Disclosure Schedule sets forth a true and correct aging of the Accounts Receivable shown on the Interim Balance Sheet as of the Interim Balance Sheet Date.

(b) All accounts payable that are reflected on the Interim Balance Sheet have been incurred or have arisen only in the ordinary course. There is no dispute or claim with any account creditor of any such account payable that could result in any such accounts payable being due in greater than its recorded amount, except as may be reserved in the Interim Balance Sheet. Section 3.07(b) of the Disclosure Schedule sets forth a true and correct aging of the accounts payable shown on the Interim Balance Sheet as of the Interim Balance Sheet Date.

3.08 No Undisclosed Liabilities. Except as set forth in Section 3.08 of the Disclosure Schedule, no Tigris Group Member has any Liabilities that would be required under GAAP to be disclosed on any of Tigris’s financial statements (including the notes thereto), except:

(a) Liabilities pursuant to the terms of a Transaction Document;

(b) those Liabilities set forth on the Interim Balance Sheet and not heretofore paid or discharged;

(c) Liabilities arising in the ordinary course, and not by reason of any Default, under any Contract specifically disclosed in the Disclosure Schedule or not required to be so disclosed because of the term or amount involved or otherwise; provided, that the aggregate amount of Liabilities under such undisclosed Contracts does not exceed $25,000;

(d) Liabilities incurred in the ordinary course since the Interim Balance Sheet Date that are of a type that would appear on a balance sheet of Tigris Group Members as of the date hereof and which do not arise from breach of contract, breach of warranty, tort or infringement; and

(e) other Liabilities that are not material in character or amount and in any event do not exceed $25,000 in the aggregate.

3.09 Existing Conditions. Except for the amendment of Tigris’s lease for its New York facility or as contemplated by the Transaction Documents disclosed in Section 3.09 of the Disclosure Schedule, since the Interim Balance Sheet Date, no Tigris Group Member has:

(a) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its equity securities or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its equity securities;

(b) discharged or satisfied any Encumbrance, or paid any Liabilities, other than in the ordinary course, or failed to pay or discharge when due any Liabilities (other than amounts being contested in good faith by appropriate proceedings for which reserves have been established on the books and records of the Tigris Group in accordance with GAAP) of which the failure to pay or discharge has caused or might cause any material damage or risk of material loss to it or any of its assets;

(c) sold, assigned or transferred or agreed to sell, assign or transfer any of its assets (other than fixed assets which in the aggregate have a value not greater than $20,000) except in the ordinary course;

(d) incurred, issued, assumed or guaranteed any indebtedness for money borrowed or any other indebtedness of any type or subjected to or created any Encumbrance other than Permitted Liens with respect to any of its assets, other than purchase money security interests or interests of lessors for equipment acquired in the ordinary course of business;

(e) made or suffered any amendment or termination of any material Contract, to which it is a party or by which it is or any of its assets are bound, or canceled, modified or waived any material debts or claims held by it, other than in the ordinary course, or waived any right of material value, other than in the ordinary course or with respect to such amendments, terminations, cancellations, modifications or waivers which would not, individually or in the aggregate, have a Material Adverse Effect;

(f) suffered any damage, destruction or loss, whether or not covered by insurance of more than $10,000, (i) adversely affecting the Business or (ii) of any item carried on its books of account at more than $10,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services required to conduct its business and operations;

(g) otherwise suffered any Material Adverse Effect;

(h) made any capital expenditures or capital additions or betterments, except such as may be involved in the ordinary repair, maintenance and replacement of its assets, in excess of $25,000 in the aggregate;

(i) except for the payment of bonuses to the Management Group in an aggregate amount not to exceed $250,000, increased the salaries or other compensation of (other than pursuant to Contracts and other than merit-based or cost of living increases made in the ordinary course, the aggregate amount of which does not exceed $10,000), or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or the Shareholder, or made any increase in, or any addition to, other benefits to which any of its employees may be entitled other than pursuant to Contracts or as required by applicable Law;

(j) made any payment to the Shareholder with respect to any indebtedness for borrowed money owed to the Shareholder;

(k) entered into transactions or agreements, other than in the ordinary course, which in the aggregate provide for annual payments greater than $35,000; or

(l) made any change in accounting or Tax methods or practices or made or entered into any material agreement, arrangement or election with respect to Taxes.

3.10 Assets.

(a) Except those items disclosed in Section 3.10 of the Disclosure Schedule, each Tigris Group Member has good, valid and marketable title to, valid leasehold interests in or valid licenses to use, all of its Assets, including, all of the Assets reflected on the Interim Balance Sheet and those acquired since the Interim Balance Sheet Date (except in each case for Assets sold or otherwise disposed of since the Interim Balance Sheet Date in the ordinary course), free and clear of all Encumbrances, other than as disclosed on the Interim Balance Sheet (including the notes thereto) and other than Permitted Liens. The Assets of Tigris Group constitute all Assets material to or necessary to conduct the operation of the Business as currently conducted by Tigris Group Members.

(b) All facilities, vehicles, machinery, equipment and other items of tangible personal property, carried on the books of account of any Tigris Group Member at a value of $10,000 or more (i) are listed in Section 3.10 of the Disclosure Schedule specifying its cost or original value and the net book value as of the Interim Balance Sheet Date, (ii) are in good operating condition and repair, subject to ordinary wear and tear except as disclosed in Section 3.10 of the Disclosure Schedule, (iii) are useable in the regular and ordinary course except as disclosed in Section 3.10 of the Disclosure Schedule, and (iv) conform to all applicable Laws, relating to their construction, use, operation or maintenance except as disclosed in Section 3.10 of the Disclosure Schedule. No Person other than a Tigris Group Member owns or has any right to use any of the Assets of the Tigris Group, other than (i) interests of a lessor in Assets leased to a Tigris Group Member, (ii) interests of a lender in equipment acquired by a Tigris Group Member pursuant to a capitalized lease, secured financing, conditional sales agreement or other similar arrangement, (iii) interests of a licensor in Assets licensed to a Tigris Group Member, (iv) interests of a licensee in Assets licensed by a Tigris Group Member in the ordinary course and (v) Assets having a value of not more than $10,000.

3.11 Real Property.

(a) For purposes of this Agreement, “Real Property” means all interests in land and buildings, structures and other improvements thereon.

(b) No Tigris Group Member has ever held fee ownership of any Real Property. Section 3.11(b) of the Disclosure Schedule sets forth as to all Real Property currently leased by any Tigris Group Member, the location of the Real Property, the approximate amount of space rented by a Tigris Group Member, the primary use by the Tigris Group of such Real Property, the identity of the lessor, the rents payable through the term of the lease, and the term of the lease. The Real Property listed in Section 3.11(b) of the Disclosure Schedule (the “Identified Real Property”) includes all interests in Real Property used to conduct the Business as currently conducted.

(c) Except as set forth in Section 3.11(c) of the Disclosure Schedule:

(i) each Tigris Group Member has valid and subsisting leasehold interest in the Identified Real Property leased by it;

(ii) to the Knowledge of Tigris all structural, mechanical and other physical systems thereof that constitute part of the Identified Real Property leased by any Tigris Group Member are free of defects, in good operating condition and repair and fit for the particular purpose for which they are used;

(iii) to the Knowledge of Tigris, no portion of the Identified Real Property has suffered any damage by fire or other casualty that has not heretofore been repaired and restored to its original condition; and

(iv) there are no parties other than a Tigris Group Member in possession of any of the Identified Real Property or any portion thereof leased by a Tigris Group Member, and to the Knowledge of Tigris, there are no leases, subleases, co-location agreements, licenses, concessions or other Contracts granting to any party or parties the right of use or occupancy of any portion of the Identified Real Property.

3.12 Intellectual Property and Products.

(a) Intellectual Property of the Business.

(i) Section 3.12(a)(i) of the Disclosure Schedule contains a complete and accurate list and summary description of all of the material Intellectual Property, other than Trade Secrets, owned by Tigris Group, in the groupings and further information required by Sections 3.12(b), (c) and (d).

(ii) Section 3.12(a)(ii) of the Disclosure Schedule contains a complete and accurate list and summary description of all of the material Intellectual Property, other than Trade Secrets, which Tigris Group has licensed or used, in the groupings and further information required by Sections 3.12(b), (c) and (d). With respect to the Intellectual Property listed in Section 3.12(a)(ii) of the Disclosure Schedule, Tigris Group has secured all necessary rights and licenses to such Intellectual Property material to the conduct of the Business as currently conducted, and, to the Knowledge of Tigris Group, as contemplated in relation to Tigris Group’s Product collectively known as Tigris Software which is under development . With respect to each item of Intellectual Property set forth in Section 3.12(a)(ii) of the Disclosure Schedule, such description includes a complete and accurate list and summary description of the Person who currently licenses and has licensed such Intellectual Property and whether such Intellectual Property is embedded in any Product. With respect to each item of Intellectual Property which Tigris Group has licensed or used and which is not scheduled in Section 3.12(a)(ii) of the Disclosure Schedule, to the Knowledge of Tigris, Verticalnet (or any of its Affiliates) could either license such Intellectual Property or license, replace, develop or have developed substantially equivalent Intellectual Property at a cost to Verticalnet (or any of its Affiliates) which is not material.

(iii) The Intellectual Property listed in Sections 3.12(a)(i) and 3.12(a)(ii) of the Disclosure Schedule, together with the Trade Secrets, constitutes all of the material Intellectual Property that is currently used or has been used within the last twelve months in the operation of the Business, or to the Knowledge of Tigris Group, is contemplated in relation to Tigris Group’s Product collectively known as Tigris Software which is under development.

(iv) Except as described in Section 3.12(a)(ii) of the Disclosure Schedule, Tigris Group is the owner of all right, title and interest in and to each material item of Intellectual Property that is currently used or has been used within the last twelve months in the operation of the Business, or which is contemplated in relation to Tigris Group’s Product collectively known as Tigris Software which is under development, free and clear of any Encumbrances, and has the right to use without payment to a third party.

(v) To the Knowledge of Tigris, the operation of the Business, as such Business currently is conducted (or as currently contemplated in relation to Tigris Group’s Product collectively known as Tigris Software which is under development ), including each Tigris Group Member’s design, development, manufacture, performance, marketing and sale of the Software, Products or services (including Tigris Group’s Product collectively known as Tigris Software which is under development) does not (and will not) infringe any valid and enforceable issued United States Patent or valid and enforceable registered United States Trademark of any other Person. Except for any Copyright or Trade Secret set forth in Section 3.12(a)(ii) of the Disclosure Schedule, as the Business is currently conducted, to the Knowledge of Tigris, each Tigris Group Member’s design, development, manufacture, marketing, licensing, sale, maintenace and support of the Software and Products (and, to the Knowledge of Tigris Group, of the Software and Products contemplated in Tigris Group’s Product collectively known as Tigris Software which is under development) and performance of services does not infringe or misappropriate any Copyright or Trade Secret of (i) any Person for whom any Tigris Group Member has performed services, and (ii) to the Knowledge of Tigris Group Member any other Person. No Tigris Group Member has received written notice from any other Person and otherwise has no Knowledge that the operation of the Business or any Software, Product or service of any Tigris Group Member, infringes or misappropriates the Intellectual Property rights of any other Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction in which the Business is operated.

(vi) Tigris Group has not performed services for any third party, pursuant to an oral or written agreement (or otherwise), where the third party received ownership of, or exclusive license rights to (A) any of the work product created by any Tigris Group Member such that Tigris Group’s ability to operate the Business as presently operated or as contemplated in relation to Tigris Group’s Product collectively known as Tigris Software which is currently under development, has been or is reasonably likely to be adversely restricted or materially impacted, or (B) any of the tools, processes, methods or know-how used by Tigris Group in creating such work product.

(b) Patents.

(i) Section 3.12(a)(i) of the Disclosure Schedule contains a complete and accurate list and summary description of all Patents which are owned by a Tigris Group Member, detailing for each individual Tigris Group Member the Patents which it owns and the countries or jurisdictions in which such Patent is issued or in which an application for such issuance has been filed. A Tigris Group Member is recorded as the owner in the US Patent and Trademark Office of the US Patents owned by such Tigris Group Member. No Tigris Group Member owns any foreign patents.

(ii) Tigris has received no written notice and otherwise has no Knowledge that it has failed to maintain any pending patent application listed in Section 3.12(a)(i) of the Disclosure Schedule.

(iii) Tigris Group has received no written notice and otherwise has no Knowledge that any Patent listed in Section 3.12(a)(i) of the Disclosure Schedule is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Knowledge of Tigris, there is no interfering patent or interfering patent application publication of any third party.

(iv) To the Knowledge of Tigris, no Patent listed in Section 3.12(a)(i) of the Disclosure Schedule is infringed or has been challenged or threatened by a third party.

(c) Trademarks.

(i) Section 3.12(a)(i) of the Disclosure Schedule contains a complete and accurate list and summary description of all registrations and applications for registrations for Trademarks and all material unregistered Trademarks which are owned by a Tigris Group Member, detailing for each individual Tigris Group Member the countries or jurisdictions in which such material registrations have been registered or such applications for registration have been filed. To the Knowledge of Tigris, all applications to register any such Trademarks and all of such Trademarks that have been registered with the US Patent and Trademark Office or with any other Governmental Body in any jurisdiction throughout the world, are currently in compliance with all-formal requirements under any applicable Law, and, with respect to the registered Trademarks are valid and enforceable, and except as disclosed under Section 3.12(a)(i) of the Disclosure Schedule are not subject to any maintenance fees or Taxes or actions falling due within 90 days after the Closing Date. Tigris Group has received no written notice and otherwise has no Knowledge that it has failed to maintain any material pending application or registration for any such Trademark.

(ii) To the Knowledge of Tigris Group, no-registration or application for registration for a Trademark listed in Section 3.12(a)(i) of the Disclosure Schedule has been or is now involved in any opposition, invalidation or cancellation and Tigris Group has received no written notice and otherwise has no Knowledge that any such action is threatened with respect to any of the registration or applications for registration for a Trademark.

(iii) Except as disclosed in Section 3.12(a)(i) of the Disclosure Schedule, with respect to the Trademarks listed in Section 3.12(a)(i) of the Disclosure Schedule, Tigris Group has received no written notice and otherwise has no Knowledge that there is an interfering Trademark or Trademark application of any third party.

(iv) To the Knowledge of Tigris, no Trademark listed in Section 3.12(a)(i) of the Disclosure Schedule is infringed or has been challenged or threatened by any third party.

(d) Copyrights.

(i) Section 3.12(a)(i) of the Disclosure Schedule contains a complete and accurate list and summary description of all registrations and applications for registration for Copyrights and all unregistered Copyrights which are owned by a Tigris Group Member, detailing for each individual Tigris Group Member the countries or jurisdictions in which such material registrations have been registered or such applications for registration have been filed.

(ii) To the Knowledge of Tigris, no Copyright listed in Section 3.12(a)(i) of the Disclosure Schedule is infringed or has been challenged or threatened by any third party.

(e) Trade Secrets. Each Tigris Group Member has taken such precautions that it believed in good faith to be commercially reasonable to protect the secrecy, confidentiality and value of Tigris’s Trade Secrets necessary to the conduct of the Business, to the extent that such Trade Secrets derive economic value from its secrecy. To the Knowledge of Tigris, and except as disclosed on Section 3.12(a)(i) of the Disclosure Schedule, no such Trade Secrets owned by any Tigris Group Member have been disclosed to a third party except under a confidentiality agreement, other than Trade Secrets whose disclosure would not result in a Material Adverse Effect. Tigris has received no written notice and otherwise has no Knowledge that any Trade Secret of any Tigris Group Member is subject to any adverse claim or has been challenged or threatened in any way.

(f) Software.

(i) Section 3.12(f)(i) of the Disclosure Schedule contains a complete and accurate list and summary description of all commercially released Products (including version number and release date) and all Products currently under development by any Tigris Group Member and intended for commerical release. Each of the commercially released Products listed on Section 3.12(f)(i) of the Disclosure Schedule performs substantially in accordance with the written specifications and documentation of Tigris Group with respect to the specific Product sold or licensed by Tigris Group to its end users, and to the Knowledge of Tigris, no third party has asserted any claim of a breach of any material warranty made, expressly or impliedly, by any Tigris Group Member.

(ii) Except as specified in Section 3.12(f)(ii) of the Disclosure Schedule, all right, title and interest in and to the Products listed in Section 3.12(f)(i) of the Disclosure Schedule is owned by Tigris Group, free and clear of all Encumbrances and, to the Knowledge of Tigris Group, except as specified in Section 3.12(f)(ii) of the Disclosure Schedule, all right, title and interest in and to Tigris Group’s Product collectively known as Tigris Software which is under development, is owned by Tigris Group, free and clear of all Encumbrances. No government funding was utilized in the development of any of the Products listed in Section 3.12(f)(i) of the Disclosure Schedule. Except as set forth in Section 3.12(f)(ii) of the Disclosure Schedule, no Tigris Group Member has any obligation to compensate any third party for the sale, license, distribution, marketing or use of the Products listed in Section 3.12(f)(i) of the Disclosure Schedule. Except with respect to the customers and licensed end users for which no Tigris Group Member has any ongoing liability or obligation other than under a maintenance and/or support agreement set forth in Schedule 3.12(f)(iii) of the Disclosure Schedule, no Tigris Group Member has granted to any other third party any license, option or other right in or to any of the Products listed in Section 3.12(f)(i) of the Disclosure Schedule.

(iii) Except as set forth in Section 3.12(f)(iii) of the Disclosure Schedule, no Tigris Group Member has any obligation owing to any third party to maintain, modify, improve or upgrade any of the Products.

(iv) No Tigris Group Member has disclosed the source code for any Product to any Person other than to those Persons identified in Section 3.12(f)(iv) of the Disclosure Schedule. Section 3.12(f)(iv) of the Disclosure Schedule contains a complete and accurate list and summary description of any source code escrow obligations of each Tigris Group Member.

(v) Section 3.12(f)(v) of the Disclosure Schedule contains a complete and accurate list and summary description of all material Software used in the development of Products or the delivery of services to customers, owned, licensed or used by each Tigris Group Member, unless such Software is set forth in Section 3.12(f)(i) of the Disclosure Schedule. To the Knowledge of Tigris Group, the Software set forth in Section 3.12(f)(v) of the Disclosure Schedule functions as intended, is in machine-readable form, and includes all material computer programs, materials, tapes, object and source codes and procedures used by each Tigris Group Member.

(g) Contracts.

(i) Section 3.12(g)(i) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid, payable, received or receivable by any Tigris Group Member, of all material written Contracts relating to the Intellectual Property listed in Section 3.12(a)(i) of the Disclosure Schedule or any of the Products listed on Section 3.12(f)(i) of the

Disclosure Schedule or any of the Software listed in Section 3.12(f)(v) of the Disclosure Schedule to which any Tigris Group Member is a party, except for any Contract relating exclusively to perpetual, paid-up royalty free and transferable rights licensed to Tigris for Off-the-Shelf-Software. There are no outstanding or, to the Knowledge of Tigris, threatened disputes, disagreements or Defaults with respect to any such Contract. Execution of the Merger does not terminate any Intellectual Property rights licensed to or by any Tigris Group Member under any such Contracts. No Tigris Group Member has granted an exclusive license with respect to any Intellectual Property that is material to the operation of the Business as currently conducted or which is reasonably contemplated in relation to Tigris Group’s Product known as Tigris Software which is under development.

(ii) All current and former employees of, and consultants and independent contractors to, each Tigris Group Member who are or have been involved substantively in the design, review, evaluation or development of any of the Intellectual Property listed in Section 3.12(a)(i) of the Disclosure Schedule or any of the Products listed in Section 3.12(f)(i) of the Disclosure Schedule or any of the Software listed in Section 3.12(f)(v) of the Disclosure Schedule, other than Off-the-Shelf Software, have executed a nondisclosure and assignment of inventions agreement (a “Confidentiality Agreement”) and each Tigris Group Member thereby either (i) has obtained ownership of, and is the exclusive owner of, by operation of law or by valid assignment, to the extent it is legally possible to do so, or (ii) has obtained a perpetual and irrevocable license (sufficient for the conduct of the Business as currently conducted and as reasonably contemplated in relation to Tigris Group’s Product known as Tigris Software which is under development) to all such Intellectual Property listed in Section 3.12(a)(i) of the Disclosure Schedule or any of the Products listed in Section 3.12(f)(i) of the Disclosure Schedule or any of the Software listed in Section 3.12(f)(v) of the Disclosure Schedule, other than Off-the-Shelf Software, including the right to create derivative works thereof.

(iii) Except as specified in Section 3.12(g)(ii) of the Disclosure Schedule, to the Knowledge of Tigris, no employee, consultant or independent contractor of any Tigris Group Member is subject to any contractual or legal restrictions that might interfere with the use of his, her or its best efforts to promote the interests of Tigris Group Members or the Business. To the Knowledge of Tigris and except as disclosed in Section 3.12(g)(ii) of the Disclosure Schedule, no employee of any Tigris Group Member has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his, her or its work to anyone other than Tigris Group Members. Section 3.12(g)(iii) of the Disclosure Schedule lists all material written Contracts between or among any Tigris Group Member and a third party that imparts an obligation of noncompetition, secrecy, confidentiality or non-disclosure upon Tigris Group Members, or any employee thereof acting in the scope of his or her employment with a Tigris Group Member.

(iv) To the Knowledge of Tigris, no Tigris Group Member or any current or former employee of, or consultants or independent contractors to, any Tigris Group Member acting in the scope of his or her employment with a Tigris Group Member has impermissibly disclosed any other Persons’ material Trade Secrets or other material information which were subject to non-disclosure obligations under a written non-disclosure agreement between such Person and such Tigris Group Member.

3.13 Deposit Accounts; Powers of Attorney. Section 3.13 of the Disclosure Schedule sets forth a complete and accurate list of:

(a) the name of each financial institution in which any Tigris Group Member has any account or safe deposit box;

(b) the names in which the accounts or boxes are held;

(c) the type of account;

(d) the name of each Person authorized to draw thereon or have access thereto; and

(e) the name of each Person holding a general or special power of attorney from any Tigris Group Member and a description of the terms of such power.

3.14 Contracts and Commitments. Except as listed and described in Section 3.14 of the Disclosure Schedule, no Tigris Group Member is a party to any:

(a) Contract (including any Employment Agreement) or commitment for services with any present or former employee, consultant or independent contractor (other than Contracts where the sole remaining obligations relate to non-disclosure, non-solicitation, non-compete or other similar provisions binding upon the parties other than Tigris);

(b) Contract with any labor union or other representative of employees;

(c) Contract for the future purchase of, or payment for, goods or services by a third party, involving annual payments of $50,000 or more that is not cancelable on 30 days notice or less without payment or penalty;

(d) Contract, bid or proposal to sell or supply products or to perform services, involving in any one case $50,000 or more that is not cancelable on 30 days notice or less without payment or penalty;

(e) Contract not otherwise listed in Section 3.14 of the Disclosure Schedule and continuing over a period of more than six months from the date hereof (other than Contracts where the sole remaining obligations relate to non-disclosure, non-solicitation, non-compete or other similar provisions binding upon the parties other than Tigris) or exceeding $50,000 in value that is not cancelable on 30 days notice or less without payment or penalty;

(f) Contract not otherwise listed in Section 3.14 of the Disclosure Schedule under which any claim, property interest, option, lien, security interest or right of first refusal on or in any Assets of a Tigris Group Member exists, other than operating leases and Contracts creating purchase money security interests entered into in the ordinary course that have been disclosed in writing to Verticalnet;

(g) representative, sales agency, dealer or distributor Contract;

(h) lease under which any Tigris Group Member is either lessor or lessee and pursuant to which the aggregate amount payable in any one year is greater than $25,000 or the aggregate amount payable during the current term of the lease is greater than $50,000;

(i) note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other Contract for the borrowing or lending of money (including, loans to or from officers, directors, the Shareholder or any member of their immediate families), agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person;

(j) Contract for any charitable or political contribution;

(k) Contract for any capital expenditure in excess of $50,000;

(l) concession letters or other Contract granting any rights with respect to redetermination or renegotiation of price with respect to any Software;

(m) franchise, distributorship or other Contract, other than those which relate in whole or in part to any patent, trademark, trade name, servicemark or copyright or to any ideas, technical assistance or other know-how of or used by any Tigris Group Member which are dealt with in Section 3.12; or

(n) material Contract not made in the ordinary course.

Except as may be disclosed in Section 3.14 of the Disclosure Schedule, each of the Contracts listed in Section 3.14 of the Disclosure Schedule is valid and enforceable against Tigris and, to Tigris’s Knowledge, the other parties thereto in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and general equity principles, and each Tigris Group Member and, to the Knowledge of Tigris, each other party thereto is in compliance with the provisions thereof and not in Default thereunder. No Contract listed in Section 3.14 of the Disclosure Schedule is otherwise subject to any price redetermination or renegotiation.

3.15 Significant Customers.

(a) Section 3.15(a) of the Disclosure Schedule sets forth a complete and accurate list of all Significant Customers. For purposes of this Agreement, “Significant Customers” are the 20 customers that have generated the most revenue for Tigris Group shown on the Interim Financial Statements.

(b) None of the Significant Customers has canceled or substantially reduced or is currently attempting or, to the Knowledge of Tigris, threatening or planning to or, to Tigris’s Knowledge, is otherwise affected by circumstances that would cause such Person to cancel or substantially reduce payment of fees to any Tigris Group Member other than circumstances generally applicable to the industry in which such Significant Customer operates or the economy in general in which such Significant Customer conducts business. To the Knowledge of Tigris, no Tigris Group Member has received any customer complaints concerning its products or services that are reasonably likely to lead to any cancellation or material reduction of any such products or services.

(c) Section 3.15(c) of the Disclosure Schedule sets forth a true and complete list of the prospective customers of the Business who have received a written proposal from Tigris or with whom Tigris has had price discussions.

3.16 Restrictions. No Tigris Group Member is a party or subject to any Contract, Governmental Permit or any Court Order which has had or could reasonably be expected to have a Material Adverse Effect.

3.17 Insurance. Each of Tigris Group Members is insured under various policies of insurance, as set forth in Section 3.17 of the Disclosure Schedule. Except as set forth in Section 3.17 of the Disclosure Schedule, no Tigris Group Member has failed to give any notice or present any claim in an amount in excess of $10,000 under any such policy in a timely fashion or in the manner or detail required by the policy, and all existing notices and claims are listed in Section 3.17 of the Disclosure Schedule. No notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy has been received by any Tigris Group Member. There are no outstanding unpaid premiums or claims; nor are any such policies subject to any retroactive premiums. To the Knowledge of Tigris, there is no state of facts and no event has occurred which could reasonably be expected to form the basis of any claim against any Tigris Group Member or which could reasonably be expected to materially increase the insurance premiums payable under any such policy if such claim were to be asserted, the aggregate amount of which claim or insurance premium increase could reasonably be expected to exceed $10,000. Section 3.17 of the Disclosure Schedule also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into by any Tigris Group Member.

3.18 Government Contracts.

(a) No Tigris Group Member is a party to any Contracts with any Governmental Body.

(b) No Tigris Group Member has been suspended or debarred from bidding on Contracts or subcontracts for any Governmental Body, nor, to the Knowledge of Tigris, has any suspension or debarment action been threatened or commenced.

3.19 Compliance with Law. Each Tigris Group Member has complied with, and is not in Default under, any Law to which it or its Assets or operations or Business is subject and has not failed to obtain or to adhere to the requirements of any Governmental Permit necessary to the ownership of the Assets or to the conduct of the Business except where such non-compliance, Default or failure is not reasonably likely to result in a Material Adverse Effect. To the Knowledge of Tigris, no Tigris Group Member, or any officer, employee or agent of, nor any consultant to, any Tigris Group Member or the Shareholder has unlawfully offered, paid or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, any individual who is or was a candidate for public office (other than lawful campaign contributions), or an official or employee of any Governmental Body or an officer or employee of any client, customer or supplier of any Tigris Group Member (other than customary business entertainment in the ordinary course). In addition, to the Knowledge of Tigris, no Tigris Group Member has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken or failed to take any action that has caused or may cause such Tigris Group Member to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any Law of similar effect. To the Knowledge of Tigris, no Tigris Group Member has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in their normally maintained books and records.

3.20 No Litigation. Except as set forth in Section 3.20 of the Disclosure Schedule, (a) there is no Litigation or other proceeding of or before any Governmental Body pending or, to the Knowledge of Tigris, threatened (i) against any Tigris Group Member, any of their Assets or the Business or any of their directors, officers or employees with respect to their activities as such directors, officers or employees, or (ii) relating to the Transactions contemplated by this Agreement. No Tigris Group Member is a party to or subject to the provisions of any Court Order.

3.21 Permits. Except as set forth in Section 3.21 of the Disclosure Schedule, Tigris Group Members own or hold all material franchises and other Governmental Permits, (including motor vehicle titles and current registrations and fuel permits) necessary for the operation of the Business (collectively, “Tigris Permits”). Each Tigris Permit is valid, and no Tigris Group Member has received any written notice that any Governmental Body intends to modify, cancel, terminate or fail to renew any Tigris Permit. Except as set forth in Section 3.21 of the Disclosure Schedule, no present or former officer, manager, member or employee of any Tigris Group Member or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Tigris Permits. Tigris Group Members have conducted and are conducting the Business in compliance with the requirements, standards, criteria and conditions set forth in Tigris Permits and are not in violation of any of the foregoing, except where such conduct, non-compliance or violation would not have a Material Adverse

Effect. Except as set forth in Section 3.05 or 3.21 of the Disclosure Schedule, the Transactions will not result in a Default or adversely affect the rights and benefits afforded to any Tigris Group Member by any Tigris Permit.

3.22 Tax Matters. Except as disclosed in Section 3.22 of the Disclosure Schedule, (a) all Tax Returns required to have been filed by or with respect to Tigris Group Members have been duly and timely filed, and all such Tax Returns were correct and complete in all respects; (b) all Taxes of Tigris Group Members attributable to periods ending prior to or on the Closing Date have been paid or will have been paid when due; (c) no claim has ever been made by a Governmental Body in a jurisdiction where any of Tigris Group Members does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (d) there are no Encumbrances other than Permitted Liens on any of the Assets of any of Tigris Group Members that arose in connection with any failure (or alleged failure) to pay any Tax; (e) no Tigris Group Member has received any notice of assessment or proposed assessment from the Internal Revenue Service (the “IRS”) or any other Governmental Body and there are no pending Tax examinations of or Tax claims or actions asserted against any Tigris Group Member or any of their Assets; (f) to the Knowledge of Tigris, there is no basis for any additional assessment of any Taxes; (g) there is no examination by the IRS or any other Governmental Body affecting any Tigris Group Member presently pending or, to the Knowledge of Tigris, contemplated and no Tigris Group Member has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (h) all payroll, sales, employment, and any other Taxes which any Tigris Group Member is required by any applicable Law to withhold or collect have been withheld or collected and have been paid over to the proper Governmental Body or are properly held by such Tigris Group Member, as applicable, for such payment, and all Tigris Group Members have complied with all information reporting and back-up withholding requirements; (i) no waivers of statutes of limitations with respect to any Tax Returns of any Tigris Group Member nor extensions of time for the filing of Tax Returns or assessment of any Tax have been requested or given; (j) no Tigris Group Member has filed a consent under Section 341(f) of the Code (or comparable provision of other Tax Law) concerning collapsible corporations; (k) no Tigris Group Member has made any payments, is obligated to make any payments, or is a party to any Contract that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code; (l) each Tigris Group Member has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; (m) no Tigris Group Member is a party to any Tax allocation, Tax sharing, Tax indemnification or similar Contract; (n) since their incorporation or organization, no Tigris Group Member (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or other consolidated, combined, affiliated, unitary or similar group for Tax purposes or (ii) has any Liability for the Taxes of any Person under Treas. Reg. §1.1502-6 (or similar provisions of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise; (o) the unpaid Taxes of any Tigris Group Member (i) do not exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Audited Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such company in filing their Tax Returns; and (p) no Tigris Group Member will be required to include any item of income in or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting under Section 481(c) of the Code (or any corresponding or similar provision of applicable Tax Law); (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Tax Law) executed on or prior to the Closing Date; (C) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date. Tigris does not have and has not had any permanent establishment in any foreign country, as defined in any applicable Tax treaty or Tax convention. No Tigris Group Member has participated in any Tax shelter. Since its inception, Tigris has qualified as and validly elected to be treated as a S corporation within the meaning of the Code and any comparable provisions of other Tax Law and all Tigris Group Members other than Tigris or its Subsidiary in the United Kingdom have, since their inception, qualified and validly elected to be treated as qualified subchapter S subsidiaries within the meaning of the Code and any comparable provisions of other Tax Law.

3.23 Employee Matters and Benefit Plans.

(a) Section 3.23(a) of the Disclosure Schedule contains an accurate and complete list of each Benefit Plan. Tigris does not maintain or have any obligation to contribute to, or any Liability with respect to any benefit plan, other than those Benefit Plans listed on Section 3.23(a) of the Disclosure Schedule. Tigris does not have any plan or commitment to establish any new Benefit Plan, or to modify any Benefit Plan (except to the extent required by Law or to conform any such Benefit Plan to the requirements of any applicable Law, in each case as previously disclosed to Verticalnet in writing, or as required by this Agreement).

(b) Tigris has provided to Verticalnet correct and complete copies of all the following documents with respect to each Benefit Plan: (i) all documents constituting each Benefit Plan, including all amendments thereto and all related trust agreements, service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Benefit Plan; (ii) the most recent actuarial reports, if any; (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA; (v) the most recent IRS determination letter, as applicable; (vi) all material correspondence relating to any audit, correction or Liability to or from DOL, IRS or any other Governmental Body; (vii) the three most recent plan years discrimination tests, if any, and (viii) all employee manuals or handbooks containing personnel or employee relations policies.

(c) For purposes of the following provisions of this Section 3.23, the term “Tigris” includes any ERISA Affiliate. Except as set forth in Section 3.23(c)of the Disclosure Schedule, (i) each Benefit Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA or the Code and, to the Knowledge of Tigris, nothing has occurred with respect to the design or operation of any Benefit Plan that could cause the loss of its qualification or exemption or the imposition of any Liability, lien, penalty, or tax under ERISA or the Code, and the Benefit Plans have been timely amended to comply with current Law; (ii) each Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Benefit Plan and each such determination remains in effect and Tigris has not received any notice that such determination has been revoked, (iii) with respect to each Benefit Plan, to the Knowledge of Tigris, there has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA that could, if successful, result in any Liability, direct or indirect, for Tigris or any shareholder, officer, director, or employee of Tigris; (iv) there are no actions, suits or claims pending, or, to the Knowledge of Tigris, threatened or reasonably anticipated (other than routine claims for benefits) against or relating to any Benefit Plan; (v) each Benefit Plan that is made generally available to employees of Tigris can be amended, terminated or otherwise discontinued after the Effective Time and no termination or discontinuance after the Effective Time will result in the payment of any additional contribution or amount or the vesting or acceleration of any benefits promised by such Benefit Plan (other than ordinary administration expenses or, in the case of the Tigris 401(k) Plan, the vesting of all benefits thereunder); and (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of Tigris, threatened by the IRS, DOL or any other Governmental Body with respect to any Benefit Plan and no matters are pending with respect to any Benefit Plan under any IRS correction program with respect to any Benefit Plan.

(d) Tigris does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, or had any Liability with respect to, any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. None of the Benefit Plans is a multiemployer plan (as defined in Section 3(37) of ERISA). Tigris does not contribute to, and has never contributed to or had any other Liability with respect to, a multiemployer plan.

(e) Except as set forth in Section 3.23(e) of the Disclosure Schedule, with respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), (i) to the Knowledge of Tigris, each welfare plan for which contributions are claimed as deductions under any provision of the Code is in compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) to the Knowledge of Tigris, any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Laws, and (iv) no welfare plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment except as required by Section 4980B of the Code.

(f) Except as set forth in Section 3.23(f) of the Disclosure Schedule, no Benefit Plan contains any provision that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or Liabilities as a result of the transactions contemplated by this Agreement, and no payments or benefits under any Benefit Plan or other agreement of Tigris will be considered “excess parachute payments” under Section 280G of the Code. Tigris has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement. No payments or benefits under any Benefit Plan or other agreement of Tigris are, or are expected to be, subject to the disallowance of a deduction under Section 162(m) of the Code.

(g) Tigris has paid all amounts that Tigris is required to pay as contributions to the Benefit Plans as of the last day of the most recent fiscal year of each of the Benefit Plans; and all monies withheld from employee paychecks with respect to Benefit Plans have been transferred to the appropriate Benefit Plan in a timely manner as required by applicable Law.

(h) Tigris does not maintain, have any obligation to contribute to or have any Liability with respect to, any benefit plan or arrangement outside the US and has never had any obligation or Liability with respect to any such benefit plan or arrangement.

3.24 Labor and Employment Matters. Except as set forth in Section 3.24 of the Disclosure Schedule, with respect to employees, directors, consultants and independent contractors of any Tigris Group Member:

(a) each Tigris Group Member is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, any such laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

(b) there is not now, nor within the past three years has there been, any actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Tigris, threatened relating to any labor, safety or discrimination matters involving any employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any Liability in excess of $10,000 to any Tigris Group Member;

(c) the employees of each Tigris Group Member are not represented by any labor union, and no collective bargaining agreement is binding and in force against any Tigris Group Member or currently being negotiated by any Tigris Group Member;

(d) all Persons classified by Tigris as independent contractors have been and currently are, properly classified and treated by Tigris as an independent contractors and not as employees in compliance with all applicable Laws; Tigris has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and Tigris has no obligations to provide benefits with respect to such Persons under the Benefit Plans or otherwise;

(e) no individuals are currently providing, or have ever provided, services to Tigris pursuant to a leasing agreement or similar type of arrangement, nor has Tigris entered into any arrangement whereby services will be provided by such individuals;

(f) Section 3.24 of the Disclosure Schedule lists the names and titles of and current annual base salary or hourly rates for the 10% most highly compensated employees of Tigris, together with a summary of the full amount and nature of any other remuneration, other than Tigris’s 401(k) plan, whether in cash or kind, paid or payable to each such Person, with respect to the past or current fiscal year or payable to each such Person in the future; and

(g) no Tigris Group Member has any unpaid Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or to Tigris’s Knowledge, threatened claims or actions against Tigris under any worker’s compensation policy or long-term disability policy.

3.25 Environmental Matters. Without limiting the generality of Section 3.20 of the Disclosure Schedule, except as described in Section 3.25 of the Disclosure Schedule, to the Knowledge of Tigris, there is and has not been any Environmental Condition at any Real Property leased or operated at any time by any Tigris Group Member, or at any facility at which the waste of any Tigris Group Member has been deposited or disposed of at the behest or direction of any Tigris Group Member nor has any Tigris Group Member received written notice of any such Environmental Condition. “Environmental Condition” means any condition or circumstance, including a Release or the presence of Hazardous Substances, whether created by Tigris or any third party, at or relating to any such Real Property that does or may reasonably be expected to (a) require abatement or correction under an Environmental Law, (b) give rise to any civil or criminal Liability on the part of any Tigris Group Member under an Environmental Law, or (c) create a public or private nuisance.

3.26 No Third Party Options. There are no Contracts, options, or rights with, to or in any third Person to purchase or otherwise acquire any of Tigris Group Member’s Assets or rights or any interest therein, except for those Contracts entered into in the ordinary course for the sale of Tigris Group Members’ products and services.

3.27 Transactions with Affiliates. To the Knowledge of Tigris, no director, officer or employee of any Tigris Group Member owns, directly or indirectly, an interest in any Person that is a party to any Contract with any Tigris Group Member or conducts the same business as, or a similar business to, the Business.

3.28 No Brokers or Finders. Tigris will have no Liability to any Person (other than Recognition Group, Inc.) for any commission or finder’s or similar fee in connection with the Transactions. Section 3.28 of the Disclosure Schedule contains a true and correct copy of the engagement letter between Recognition Group, Inc. and Tigris, including all amendments or supplements thereto.

3.29 Disclosure. No representation or warranty by Tigris in any Transaction Document, including the Disclosure Schedule, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made; provided, however, that nothing in this Section 3.29 shall be deemed to expand the scope of the representations and warranties set forth in this Article 3 or the scope of the disclosures required to be made pursuant to the Disclosure Schedule.

3.30 Warranty Experience. Historically, in preparing its financial statements, Tigris has established a reserve for potential claims based upon theories of breach of any express or implied warranties in connection with the sale or distribution of goods or the performance of services by Tigris. Tigris has never drawn any material amount against this reserve. There are presently no warranty claims pending or, to the Knowledge of Tigris, threatened against any Tigris Group Member.

3.31 No Other Representations. Except for the representations and warranties contained in this Article 3, neither Tigris nor any other Person acting on behalf of Tigris, makes or has made any representation or warranty, express or implied. Tigris has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Tigris, the Business or otherwise, other than those representations and warranties expressly made in this Article 3, and the Shareholder will not have or be subject to any liability to Verticalnet or any other Person resulting from Verticalnet’s or its representatives’ use of any financial information, projections, budgets or any other document or information, other than those representations and warranties expressly made by Tigris to Verticalnet in this Article 3, subject to the limitations set forth in Article 7.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

4.01 Tigris Matters. The Shareholder represents and warrants to the Acquiring Parties that, to his Knowledge, between December 1, 2003 and the date of the Closing:

(a) none of the Key Personnel have resigned or retired, or intend to resign or retire after the Closing;

(b) the AT Kearney contract has not been terminated and that he is not aware that it will be terminated;

(c) there has been no Materially Adverse Change to the Net Worth and Working Capital of Tigris as compared to the amounts set forth on the Interim Balance Sheet, other than those changes resulting from the items set forth on Section 3.06(b) of the Disclosure Schedule;

(d) except for the amendment of its lease for its New York facility, Tigris has operated in the ordinary course of business. For the purposes of this section, the term “ordinary course of business” means that Tigris has not entered into a transaction (i) for the sale or other disposition of significant assets, (ii) to obtain credit with a special priority or on a secured basis in excess of $5,000, or (iii) contractually obligating Tigris to an unusually large payment or for a unusually long period of time;

(e) Tigris has not lost a Significant Customer and that he is not aware of such pending loss, except for statements of work which may be ending according to their terms; and

(f) There has been no material change in Tigris’s audited fiscal 2002 or 2003 financial statements, other than those changes resulting from the items set forth on Section 3.06(b) of the Disclosure Schedule.

4.02 General Representations. The Shareholder represents and warrants to the Acquiring Parties as follows:

(a) The Shareholder has full power and authority to enter into this Agreement and the other Transaction Documents to which he is a party, and such agreements constitute the valid and legally binding obligation of the Shareholder, enforceable against him in accordance with their terms.

(b) The execution, delivery and performance of this Agreement and the other Transaction Documents by the Shareholder does not contravene or violate any Law or Court Order to which he is subject; nor does such execution, delivery or performance, conflict with or result in a Default under any term, condition or provision of any Contract, indenture, plan, or any Governmental Permit to which he is a party, by which he may have rights or by which any of his assets may be bound or affected, or give any party with rights thereunder the right to consent to or receive notice of the Transaction, terminate, modify, accelerate or otherwise change the existing rights or obligations of the Shareholder.

(c) The Shareholder has good and valid title to all of the shares of Common Stock listed on Section 3.03(f) of the Disclosure Schedule opposite his name free and clear of any Encumbrances except those Encumbrances arising under applicable securities laws. The Shareholder has the right to convey such shares of Common Stock free and clear of any Encumbrances except those Encumbrances arising under applicable securities laws. The Shareholder has not granted any interest in the shares of Common Stock owned by him, nor has he granted any preemptive right, right of first refusal, or similar right, by Contract or otherwise with respect to any security of Tigris, to any Person.

(d) The Shareholder is acquiring the Voting Stock Consideration for his own account for investment and not with a view to the distribution thereof in violation of the Securities Act.

(e) The Shareholder believes he has received all the information it considers necessary or appropriate for making an investment decision with respect to the Voting Stock Consideration. The Shareholder further represents that he has had an opportunity to ask questions and receive answers from Verticalnet regarding the terms and conditions of the offering of the Voting Stock Consideration and the business, properties, prospects and financial condition of Verticalnet.

(f) The Shareholder is able to fend for himself, can bear the economic risk of his investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Voting Stock Consideration.

(g) The Shareholder is an “accredited investor” (as defined in Rule 501(a) under the Securities Act).

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF VERTICALNET

Verticalnet hereby represents and warrants to Tigris and the Shareholder as follows:

5.01 Due Organization. Each Acquiring Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its Assets and to carry on its business in the places and in the manner as now conducted. Each Acquiring Party is authorized, qualified or licensed in all jurisdictions where such authorization, qualification or license is required, except where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect.

5.02 Authorization; Validity. Each Acquiring Party has the corporate power, authority and legal right to execute, deliver and perform this Agreement and any other Transaction Document to which it is or will be a party. The execution, delivery and performance of this Agreement and any other Transaction Document to which it is or will be a party by each Acquiring Party has been duly authorized by all necessary corporate action (no shareholder action being required). This Agreement and such Transaction Documents has been or will be, as the case may be, duly executed and delivered on behalf of each Acquiring Party by a duly authorized officer, and constitutes or will be when so executed and delivered, a legal, valid and binding obligation of Acquiring Parties enforceable against them in accordance with its terms.

5.03 No Conflicts. The execution, delivery and performance of this Agreement and any other Transaction Document to which a Acquiring Party is or will be a party will not contravene or violate (a) any Law or Court Order to which such Acquiring Party is subject or (b) the Charter Documents of such Acquiring Party or any securities issued by such Acquiring Party; nor will such execution, delivery or performance result in a Default under any term, condition or provision of, or require the consent of any other party to, any Contract, or any Governmental Permit to which such Acquiring Party is a party, by which such Acquiring Party may have rights or by which any of the assets of such Acquiring Party may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of such Acquiring Party thereunder. Except for filing of Form D pursuant to Rule 503 under the Securities Act and filings under state blue sky laws, no authorization, approval or consent, and no registration or filing with, any Governmental Body is required in connection with the execution, delivery and performance of this Agreement by Acquiring Parties or the consummation of the Transactions.

5.04 Public Filings. Verticalnet has filed with the Securities and Exchange Commission (“SEC”) all reports required to be filed pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, to be filed by Verticalnet since November 31, 2000 (collectively, and in each case including all amendments thereto, the “Public Documents”). As of their respective dates, except to the extent revised or superseded by a subsequent filing with the SEC made prior to the date hereof, the Public Documents complied in all material respects with the requirements of the Exchange Act, and none of the Public Documents (including any and all financial statements included therein) as of such dates and as of the date hereof contained or contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Verticalnet included the Public Documents, including any amendments thereto, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and such financial statements present fairly, in all material respects the consolidated financial position of Verticalnet and its Verticalnet Subsidiaries at the dates thereof and the results of their operations and cash flows for the periods then ended in accordance with GAAP.

5.05 Verticalnet Subsidiaries. All of the direct and indirect subsidiaries of Verticalnet are set forth on Schedule 5.05 (“Verticalnet Subsidiaries”). Verticalnet owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Encumbrances, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase such securities.

5.06 No Brokers or Finders. Verticalnet will have no liability to any Person for any commission or finder’s or similar fee in connection with the Transactions.

5.07 Verticalnet Common Stock. Upon issuance in accordance with this Agreement (and the other Transaction Documents), the shares of Verticalnet Common Stock issuable as Voting Stock Consideration will be duly authorized, validly issued, fully paid and non-assessable.

5.08 Working Capital. To the best of its Knowledge, Verticalnet has at least $4.5 million of Working Capital at the time of Closing. For the purposes of this Section 5.08 only the following terms shall have the following meanings:

(a) “Working Capital” shall be defined as Current Assets less Current Liabilities;

(b) “Current Assets” shall be defined as current assets as determined by GAAP, plus any amounts deposited by Verticalnet in connection with any letters of credit or security deposit related to the Amended Lease paid or funded by Verticalnet;

(c) “Current Liabilities” shall be defined as current liabilities as determined by GAAP, less:

(i) the current portion of any long-term debt,

(ii) deferred revenue, and

(iii) any accrued Merger Transaction Costs; and

(d) “Merger Transaction Costs” shall mean costs incurred by Verticalnet in connection with the Merger, limited to legal, accounting, appraisal, information technology, human resources and tax due diligence, investment banking fees and related out-of-pocket costs and provided such Merger Transaction Costs shall be less than $100,000 in the aggregate.

5.09 Capitalization. Other than as disclosed in the Public Documents since September 30, 2003, Verticalnet has not issued any capital stock other than pursuant to the exercise of employee stock options under the Verticalnet’s stock option plans, the issuance of shares of Verticalnet Common Stock to employees pursuant to Verticalnet’s employee stock purchase plan and pursuant to the conversion or the exercise of outstanding Common Stock Equivalents outstanding or other than as disclosed on Schedule 5.09. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as disclosed on Schedule 5.09, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Verticalnet Common Stock, or Contracts by which Verticalnet or any Subsidiary is or may become bound to issue additional shares of Verticalnet Common Stock, or securities or rights convertible or exchangeable into shares of Verticalnet Common Stock. The issuance of the Voting Stock Consideration will not obligate Verticalnet to issue shares of Verticalnet Common Stock or other securities to any Person (other than the Shareholder) and will not result in a right of any holder of Verticalnet securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital stock of Verticalnet are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any shareholder, the Board of Directors of Verticalnet or others is required for the issuance of the Voting Stock Consideration. Except as disclosed in the Public Documents, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Verticalnet’s capital stock to which Verticalnet is a party or, to the Knowledge of Verticalnet, between or among any of Verticalnet’s shareholders. For purposes of this Agreement, “Common Stock Equivalents” means any securities of the Verticalnet or the Verticalnet Subsidiaries which would entitle the holder thereof to acquire at any time shares of Verticalnet Common Stock, including, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Verticalnet Common Stock.

5.10 Consents. The execution, delivery and performance by Verticalnet of the Transaction Documents and the offer, issuance and transfer of the shares of Verticalnet Common Stock as contemplated hereunder require no consent of, action by or in respect of, or filing with, any Person, Governmental Body, agency, or official other than post-sale filings pursuant to applicable state and federal securities laws. Verticalnet has taken all action necessary to exempt (i) the issuance and transfer of the Verticalnet Common Stock, and (ii) the other transactions contemplated by the Transaction Documents from the provisions of any shareholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on Verticalnet or to which Verticalnet or any of its assets and properties may be subject and any provision of Verticalnet’s Charter Documents that is or could reasonably be expected to become applicable to the Shareholder as a result of the transactions contemplated hereby and the ownership, disposition or voting of such shares by the Shareholder or the exercise of any right granted to the Shareholder pursuant to this Agreement or the other Transaction Documents.

5.11 No Material Adverse Change. Since the date of the latest audited financial statements included within the Public Documents, except as specifically disclosed in the Public Documents, (a) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (b) Verticalnet has not incurred any Liabilities other than (i) Liabilities incurred in the ordinary course of business consistent with past practice and (ii) Liabilities not required to be reflected in Verticalnet’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (c) Verticalnet has not altered its method of accounting, (d) Verticalnet has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (e) Verticalnet has not issued any equity securities to any Affiliate, except pursuant to existing Verticalnet stock option plans. Verticalnet does not have pending before the SEC any request for confidential treatment of information.

5.12 S-3 Eligibility. Verticalnet is eligible to use Form S-3 to register the Merger Shares (as such term is defined in the Registration and Lock-up Agreement) for sale by the Shareholder as contemplated by the Registration and Lock-up Agreement.

5.13 Compliance with Nasdaq Continued Listing Requirements. Verticalnet is in compliance with applicable Nasdaq continued listing requirements. Except as described on Schedule 5.13, there are no proceedings pending or, to Verticalnet’s Knowledge, threatened against Verticalnet relating to the continued listing of Verticalnet Common Stock on Nasdaq and Verticalnet has not received any notice of, nor to Verticalnet’s Knowledge is there any basis for, the delisting of Verticalnet Common Stock from Nasdaq.

5.14 No Directed Selling Efforts or General Solicitation. Neither Verticalnet nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the shares of Verticalnet Common Stock contemplated to be issued or exchanged hereunder.

5.15 No Integrated Offering. Neither Verticalnet nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Verticalnet security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by Verticalnet on Section 4(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Verticalnet Common Stock under the Securities Act.

5.16 Private Placement. Subject to the truth and accuracy of the Shareholder’s representations set forth in Article 4 of this Agreement, the offer and issuance of the Verticalnet Common Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act.

5.17 Litigation. Except as described on Schedule 5.17, there is no Litigation pending or, to the Knowledge of Verticalnet, threatened, against Verticalnet, any Subsidiary or any of their respective properties before or by any Governmental Body, which (a) challenges the legality, validity or enforceability of any of the Transaction Documents or (b) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Except as described on Schedule 5.17, neither Verticalnet nor any Subsidiary, nor to the Knowledge of Verticalnet, any director or officer thereof, is or has been the subject of any Litigation involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of Verticalnet, there is not pending, any investigation by the SEC involving Verticalnet or any current or former director or officer of Verticalnet. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Verticalnet or any Subsidiary under the Exchange Act or the Securities Act.

5.18 Labor Relations. No material labor dispute exists or, to the Knowledge of Verticalnet, is imminent with respect to any of the employees of Verticalnet which would reasonably be expected to result in a Material Adverse Effect.

5.19 Title to Assets. Except as disclosed in the Public Documents, Verticalnet and the Verticalnet Subsidiaries have good and fee simple title to all real property owned by them that is material to the business of Verticalnet and the Verticalnet Subsidiaries and good title in all personal property owned by them that is material to the business of Verticalnet and the Verticalnet Subsidiaries, in each case free and clear of all Encumbrances, except for Encumbrances as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Verticalnet and the Verticalnet Subsidiaries and Encumbrances for the payment of federal, state or other Taxes. Any real property and facilities held under lease by Verticalnet and the Verticalnet Subsidiaries are held by them under valid, subsisting and enforceable leases and no landlord for any such real property or facility has notified Verticalnet or any such Subsidiary that any of them are in default under any such lease.

5.20 Intellectual Property. Verticalnet and the Verticalnet Subsidiaries have, or have rights to use, all Intellectual Property necessary or material for use in connection with their respective businesses as described in the Public Documents and which the failure to so have would have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither Verticalnet nor any Subsidiary has received a written notice that the Intellectual Property Rights used by Verticalnet or any Subsidiary violates or infringes upon the rights of any Person. To the Knowledge of Verticalnet, all such Intellectual Property Rights are enforceable and there is no known existing infringement by another Person of any of the Intellectual Property Rights of others which would have a Material Adverse Effect.

5.21 Transactions With Affiliates and Employees. Except as set forth in the Public Documents, none of the officers or directors of Verticalnet and, to the Knowledge of Verticalnet, none of the employees of Verticalnet is presently a party to any transaction with Verticalnet or any Subsidiary (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Verticalnet, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (a) for payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of Verticalnet and (c) for other benefits under benefit or pension plans sponsored by Verticalnet, including stock option agreements under any stock option plan of Verticalnet.

5.22 Sarbanes-Oxley; Internal Accounting Controls. Verticalnet is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date. Verticalnet and the Verticalnet Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain Asset accountability, (c) access to Assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for Assets is compared with the existing Assets at reasonable intervals and appropriate action is taken with respect to any differences. Verticalnet has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Verticalnet and designed such disclosure controls and procedures to ensure that material information relating to Verticalnet, including its Verticalnet Subsidiaries, is made known to the certifying officers by others within those entities. Verticalnet’s certifying officers have evaluated the effectiveness of Verticalnet’s controls and procedures as of the end of the period covered by its most recently filed periodic report under the Exchange Act (the date of such evaluation, the “Evaluation Date”). Verticalnet presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in Verticalnet’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the best of Verticalnet’s Knowledge, in other factors that could significantly affect Verticalnet’s internal controls.

5.23 Foreign Corrupt Practices. Neither Verticalnet, nor to the Knowledge of Verticalnet, any agent or other Person acting on behalf of Verticalnet, has (a) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by Verticalnet (or made by any Person acting on its behalf of which Verticalnet is aware) which is in violation of Law, or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

5.24 Regulatory Permits. Verticalnet and the Subsidiaries own and hold all material franchises and other Governmental Permits necessary to conduct their respective businesses as described in the Public Documents, except where the failure to possess such permits would not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any written notice of proceedings relating to the revocation or modification of any Material Permit.

5.25 Disclosure. No representation or warranty by Verticalnet in any Transaction Document contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made; provided, however, that nothing in this Section 5.25 shall be deemed to expand the scope of the representations and warranties set forth in this Article 5.

ARTICLE 6. COVENANTS

6.01 Cooperation. Tigris, the Shareholder and Verticalnet shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement, the other Transaction Documents and the Transactions.

6.02 Publicity. Upon the Closing the Parties shall issue the press release attached hereto as Schedule 6.02. The timing, manner and content of all press releases (other than the press referenced in the preceding sentence), public announcements and other public communications concerning this Agreement or the Transactions shall be subject to mutual agreement of the Shareholder, Tigris and Verticalnet, except, after consultation with the other Party to the extent practicable, as may be required by applicable Law or stock exchange requirements. The timing, manner, and content of disclosures to the employees of any Tigris Group Member regarding this Agreement and the Transactions shall be subject to mutual agreement of the Shareholder, Tigris and Verticalnet.

6.03 Registration Statements.

(a) Verticalnet shall file a registration statement under the Securities Act for the resale of the shares of Verticalnet Common Stock issuable pursuant to this Agreement for all of the shares of the Voting Stock Consideration in accordance with the terms and conditions of the Registration and Lock-up Agreement.

(b) No later than seven Business Days following Closing, Verticalnet shall file a registration statement under the Securities Act on Form S-8 (or successor form) covering the offer and sale of shares of Verticalnet Common Stock pursuant to the Assumed Options, and take commercially reasonable efforts to maintain the effectiveness of such registration statement while any of the Assumed Options remain outstanding.

6.04 Reorganization Status. None of the Parties shall take any actions or fail to take an action after the completion of the Merger that could cause the Merger to cease to qualify as a Tax-free reorganization as defined under Section 368(a) of the Code. Each Party shall report the Transaction as a Tax-free reorganization within the meaning of Section 368(a) of the Code for all relevant Tax purposes.

6.05 Director and Officer Liability.

(a) Verticalnet and the Surviving Corporation shall cause all rights to indemnification and all limitations or exculpation of liabilities existing in favor of the directors, officers, employees and agents (“Tigris Indemnified Parties”) of any Tigris Group Member as provided in any Tigris Group Member’s Charter Documents as in effect as of the date hereof or in any indemnification agreements identified in Section 3.14 of the Disclosure Schedule to continue in full force and effect with respect to activities prior to the Effective Time, without any amendment thereto, for a period of six years from the Effective Time [to the extent such rights are consistent with Delaware law], and Verticalnet agrees to cause Tigris Group Members to fulfill its obligations in respect thereof; provided that, in the event any claim for indemnification with respect to any matter is asserted or made within such six year period, all rights to indemnification arising from such claim shall continue until disposition of such claim; and provided, further, that nothing in this Section 6.05 shall impair any rights or obligations of any present or former directors or officers of any Tigris Group Member.

6.06 Non-Competition; Confidentiality.

(a) During the period beginning on the Closing Date and ending on the fifth anniversary thereof (the “Non-Competition Period”), the Shareholder shall not, nor shall the Shareholder permit any controlled Affiliate of the Shareholder (each, a “Restricted Party”) to, anywhere in the world, directly or indirectly, in any capacity, render services, engage or have a financial interest in, any business that provides strategic sourcing, spend management and supply management software or services, nor shall any Restricted Party assist any Person that shall be engaged in any such business activities, including making available any information or funding to any such Person. During the Non-Competition Period, no Restricted Party shall solicit any employee of any Tigris Group Member for the purposes of having any such employee terminate his or her employment with such Tigris Group Member. If any Governmental Body determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or space, such Governmental Body is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each Restricted Party acknowledges, however, that this Section 6.06 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business and each Tigris Group Member.

(b) During the Non-Competition Period, no Restricted Party will, at any time, represent that it is continuing to carry on the Business, other than as specifically agreed to herein or in the Employment Agreement executed by such Restricted Party.

(c) The Shareholder recognizes and acknowledges that by reason of his involvement with the Business, he has had access to the Intellectual Property. The Shareholder further acknowledges that any Intellectual Property that is not in the public domain (“Confidential Information”) is a valuable and unique asset of the Tigris Group and hereby covenants that he will not disclose, nor will he permit any of his controlled Affiliates to disclose, any such Confidential Information to any Person for any reason whatsoever, unless such Confidential Information is in the public domain through no violation by the Shareholder of the terms hereof or such disclosure is required by applicable Law (or process of any Governmental Body).

(d) The Shareholder shall take whatever actions may be necessary to cause any of his controlled Affiliates to adhere to the terms of this Section 6.06.

(e) In the event of any breach or threatened breach by any Restricted Party of any provision of this Section 6.06, Verticalnet shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a Restricted Party under this Section 6.06. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages under Article 7.

6.07 Transaction Expenses. The Shareholder shall pay all of the fees incurred or payable by Tigris in connection with the negotiation and preparation of this Agreement or the consummation of the Transactions, including commissions or fees of any financial advisor, broker or finder and any attorneys or accountants.

6.08 Accounts Receivable Indemnity and Payments.

(a) The Shareholder promptly shall pay to the Surviving Corporation the amount of (i) any Accounts Receivable (other than any unbilled fees that are earned by such Person during the period commencing January 1, 2004 and ending on the Closing) and (ii) any unbilled fees that are earned by such Person during the period prior to the Interim Balance Sheet Date as set forth on Schedule 6.08 that are not collected by the Surviving Corporation within 90 days of the Closing Date (“Uncollected Accounts Receivable”).

(b) Verticalnet shall assign any Uncollected Accounts Receivable to the Shareholder and thereafter the Shareholder shall be entitled to collect such Uncollected Accounts Receivable and retain such amounts collected. If following receipt of the indemnification payment referenced in the preceding sentence Verticalnet then receives payments for the Uncollected Accounts Receivable, Verticalnet shall promptly remit such payments to the Shareholder.

(c) For a period of 180 days following the Closing Date, Verticalnet shall apply all payments in respect of the Accounts Receivable of the Tigris Group received by it or the Surviving Corporation, and for which no specific invoice number is identified, towards the oldest outstanding Accounts Receivable balances existing at such time (the “Old Balances”); provided, however, prior to applying such payments to the Old Balances, Verticalnet shall have the right to inquire of the Person submitting such payment as to which invoice it intended to submit payment for and then apply the payment according to such Person’s instruction.

6.09 Certain Tax Matters.

(a) The Shareholder shall prepare or shall cause to be prepared and file or cause to be filed in a manner consistent with prior practices all Tax Returns for Tigris and any Tigris Group Member for all Tax periods ending on or before the Closing Date which are filed after the Closing Date. The Shareholder shall permit Verticalnet, upon its request, to review and comment on each such Tax Return prior to filing and shall incorporate such comments as Verticalnet reasonably requests with respect to matters that could relate to the Taxes of any Tigris Group Member for any period or portion of a period ending after the Closing Date.

(b) Verticalnet, the Surviving Corporation and the Shareholder shall cooperate, as and to the extent reasonably requested by each party, in connection with the filing of Tax Returns pursuant to this Section 6.09 and any audit or Litigation with respect to Taxes. Such cooperation shall include the retention and (upon a party’s request) the provision of records and information reasonably relevant to any such audit or Litigation, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Surviving Corporation and the Shareholder shall (i) retain all books and records with respect to Tax matters pertinent to Tigris and any Tigris Group Member relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Verticalnet or the Shareholder, any extensions thereof) of the respective Tax periods (provided, however, that nothing herein shall be construed to interfere with the right of the Shareholder to retain such books and records with respect to Tax matters pertinent to Tigris or any Tigris Group Member relating to any Tax period beginning before the Closing Date as the Shareholder deems necessary or advisable to retain for Tax audit purposes), and abide by all record retention agreements entered into with any Governmental Body, and (ii) give the other party reasonable written notice before transferring, destroying or discarding any such books and records and, if the other party so requests, Verticalnet or the Shareholder, as the case may be, shall allow the other party to take possession of such books and records.

(c) Verticalnet, the Surviving Corporation and the Shareholder shall, upon request, use reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including any Tax with respect to the Transaction).

6.10 Audited Financials. Within 45 days of Closing, the Shareholder shall cause Tigris to provide Verticalnet with all financial statements of Tigris required to be filed in connection with the Merger on Form 8-K pursuant to the Exchange Act. Verticalnet shall use its commercially reasonably efforts to assist with the preparation of such financial statements.

6.11 Release of Shareholder Guarantees. Verticalnet promptly shall use its commercially reasonable efforts to assume, and/or release the Shareholder from, any and all obligations under all personal guarantees made by the Shareholder with respect to the Business prior to the Closing Date (collectively, the “Shareholder Guarantees”). To the extent that a Shareholder Guaranty is not released, Verticalnet hereby agrees to indemnify, defend, protect and hold the Shareholder harmless from any Losses suffered, sustained, incurred or paid by the Shareholder in connection with, resulting from, or arising out of, directly or indirectly, such Shareholder Guarantee.

ARTICLE 7. INDEMNIFICATION

7.01 General Indemnification by the Shareholder.

(a) The Shareholder shall indemnify, defend, protect and hold harmless Verticalnet and its Subsidiaries (including the Surviving Corporation) and each of their officers, directors and employees (collectively, the “Verticalnet Indemnified Parties”) from, against and in respect of all Liabilities, losses, claims, damages, fines, penalties, assessments, adjustments, settlement payments, deficiencies, diminution in value, costs and expenses (including reasonable attorneys’ fees and expenses of investigation) (collectively, “Losses”) suffered, sustained, incurred or paid by Verticalnet Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly, the items set forth in paragraphs (i) – (iv) below for a period commencing on the date hereof and ending on the date that is:

(i) 120 days after the Closing, for any breach of any representation or warranty of Tigris or the Shareholder set forth in this Agreement, any Transaction Document or in any certificate or other writing delivered by Tigris or the Shareholder in connection herewith not covered by paragraphs (ii) – (iv) below;

(ii) two years after the Closing, for any Workplace Claims and Unfair Competition Claims to the extent arising from or based upon any act or omission occurring prior to the Closing Date; and

(iii) 20 days after the date of expiration of the applicable statute of limitations, for any:

(A) breach of any covenant or agreement of Tigris or the Shareholder set forth in this Agreement, any Transaction Document or in any certificate or other writing delivered by Tigris or the Shareholder in connection herewith; and

(B) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 7.01; and

(iv) 45 days after the applicable statute of limitations for (A) any Taxes for any taxable period or portion thereof ending on or before the Closing Date and (B) any Taxes arising from the Transactions, in either case arising as a result of any failure with respect to Tigris’ qualification as an S corporation for purposes of the Code (or any comparable provision of state Law (or comparable provision of local or foreign Law, if such local or foreign Law recognizes a status similar to S corporation status for purposes of the Code).

(b) Notwithstanding any other provision of this Article 7, except as provided below in this Section 7.01, no Verticalnet Indemnified Party shall be entitled to indemnification under Section 7.01(a)(i) or (ii) until (i) the minimum amount of a Loss or series of related Losses exceeds $10,000 (a “Qualified Claim”), and (ii) the aggregate of all Qualified Claims under Sections 7.01(a)(i) and (ii) of such Verticalnet Indemnified Parties exceeds $25,000 (collectively, the “Threshold”); provided, that if the Threshold is exceeded, the Verticalnet Indemnified Parties shall be entitled to indemnification for the aggregate amount of all such Losses in excess of $25,000 up to an aggregate amount of $750,000; and provided, further, that the Threshold requirements shall not apply to the payment of Uncollected Accounts Receivable pursuant to Section 6.08.

(c) Notwithstanding any provision of this Agreement, in the Charter Documents of any Tigris Group Member, or in any agreement between Tigris and any of the Shareholder to the contrary, in no event shall the Surviving Corporation be obligated to reimburse, contribute, indemnify or hold harmless the Shareholder in respect of any of the Liabilities of the Shareholder under this Article 7. The Shareholder shall not have the right to exercise or assert any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation for recovery in respect of the Shareholder’s indemnification obligation under this Article 7.

7.02 Shareholder Indemnification Procedures. All claims or demands for indemnification under Section 7.01 shall be asserted and resolved as follows:

(a) In the event that any claim or demand for which the Shareholder (an “Indemnifying Party”) would be liable to a Verticalnet Indemnified Party (the “Indemnified Party”) hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party within 10 Business Days shall notify the Shareholder or the Indemnifying Party of such claim or demand (the “Claim Notice”), specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand). The Indemnifying Party shall have 10 Business Days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party’s liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim or demand, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take such action which the Indemnified Party shall reasonably deem necessary or appropriate to protect the Indemnified Party’s interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period either that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify hereunder or that the Indemnifying Party wishes to assume the defense of the Indemnified Party against such claim or demand (without prejudice as to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification therefor) and except as hereinafter provided, the Indemnifying Party shall have the right to defend (with counsel reasonably satisfactory to the Indemnified Party) by appropriate proceedings; provided that, unless the Indemnified Party otherwise agrees in writing (which agreement shall not be unreasonably withheld), the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the

Indemnifying Party, may settle or defend against any such claim in the Indemnified Party’s sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Article 7, then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred at the fluctuating rate per annum equal to two percentage points in excess of the prime rate published from time to time in the Eastern Edition of The Wall Street Journal (the “Applicable Rate”) subject to the limitations set forth in this Article 7.

(b) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Shareholder or the Indemnifying Party, any such claim or demand seeks material prospective relief which could have a materially adverse effect on the business, operations, results of operations, Assets, prospects or condition, financial and otherwise, of any Indemnified Party, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such claim or demand with respect to it and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder (subject to the other provisions of this Article 7). If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim or demand on behalf of the Indemnified Party at the sole cost and expense of the Indemnifying Party.

(c) In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such claim to the Indemnifying Party or the Shareholder. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a Liability of the Indemnifying Party hereunder.

(d) Nothing herein shall be deemed to prevent the Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible. The Indemnified Party’s failure to give reasonably prompt notice to the Indemnifying Party or the Shareholder of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any Liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudices the Indemnifying Party. The procedures set forth in this Article 7 shall not apply to claims or demands which in the reasonable opinion of the Indemnified Party may be covered by the Threshold.

7.03 Exceptions to Limitations. Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that any Party has, or might have, at law, in equity or otherwise, against any other Party, based on any fraudulent action, willful misrepresentation or willful breach of any warranty or representation.

7.04 Effect of Investigation or Knowledge. Any claim by an Indemnified Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Acquiring Parties. Each Party shall be deemed to be relying on the representations and warranties of the other Party set forth herein regardless of any investigation or audit conducted before or after the Closing Date or the decision of any Party to consummate the Transactions.

7.05 Payment of Indemnification Obligations. In the event that any Indemnifying Party is obligated to make any payment under this Article 7, such amount shall be satisfied first out of the Escrow

Property then available for satisfaction of such payment, and, in the event the Escrow Property is insufficient to satisfy such payment obligation in full, the amount of any such deficiency shall be paid promptly to the Indemnified Party by the Shareholder. If there should be a dispute as to such amount, the portion, if any, of the obligation as shall not be subject to dispute shall be paid promptly. The difference, if any, between the amounts of the obligation ultimately determined as properly payable under this Article 7 and the portion, if any, theretofore paid shall bear interest at the Applicable Rate for the period from the date the amount was demanded by the Indemnified Party until payment in full, payable on demand.

7.06 Certain Limitations on Indemnification.

(a) Notwithstanding the other provisions of this Article 7, the amount by which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of Losses for which indemnification is provided under this Article 7 shall be reduced by any amounts actually received (including amounts received under insurance policies) by the Indemnified Party from third parties in respect of such Losses (such amounts are referred to herein as “Indemnity Reduction Amounts”). If any Indemnified Party receives any Indemnity Reduction Amounts in respect of a claim for which indemnification is provided under this Agreement after the full or partial amount of such claim has been paid by an Indemnifying Party, then the Indemnified Party shall promptly remit to the Indemnifying Party an amount equal to the excess, if any, of (i) the amount theretofore paid by the Indemnifying Party in respect of such claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made.

(b) EXCEPT WITH RESPECT TO ANY THIRD PARTY LOSSES, THE SHAREHOLDERS SHALL NOT HAVE ANY LIABILITY TO ANY VERTICALNET INDEMNIFIED PARTIES FOR ANY LOSS OF PROFITS, SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT THE SHAREHOLDERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.07 Exclusive Remedy. Except as otherwise set forth herein including Section 7.03, from and after the Effective Time, the rights and remedies of Verticalnet Indemnified Parties under this Article 7 are the sole and exclusive rights and remedies of such Verticalnet Indemnified Parties with respect to the matters set forth in Section 7.01, other than with respect to claims for fraud. VERTICALNET HEREBY WAIVES, RELEASES AND DISCHARGES, FOR ITSELF AND ON BEHALF OF ALL VERTICALNET INDEMNIFIED PARTIES, ALL RIGHTS TO, AND THE SHAREHOLDERS SHALL NOT HAVE ANY OBLIGATION FOR, ALL DAMAGES, WHETHER IN CONTRACT OR IN TORT, AT LAW OR IN EQUITY, FOR THE MATTERS SET FORTH IN SECTION 7.01, OTHER THAN THOSE EXPRESSLY PROVIDED FOR UNDER THIS ARTICLE 7.

ARTICLE 8. GENERAL

8.01 Assignment and Binding Effect. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, administrators, personal representatives, successors and permitted assigns of the Parties.

8.02 Entire Agreement; Amendment; Waiver. This Agreement and the other Transaction Documents set forth the entire understanding of the Parties with respect to the Transactions. Each of the Schedules and Exhibits to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral (including the letter of intent dated December 1, 2003), are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the Parties. Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

8.03 Counterparts. This Agreement may be executed in any number of counterparts and any Party may execute any such counterpart, each of which when executed and delivered (which deliveries may be made by facsimile) shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument. It shall not be necessary when making proof of this Agreement to produce or account for more than one such counterpart.

8.04 Expenses. The expenses incurred by Tigris in connection with the Transactions shall be paid in accordance with Section 6.07. All other fees, expenses and disbursements incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Transactions contemplated hereby shall be paid by the Person incurring such amounts

8.05 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed received on the day delivered personally or sent by telefax (with confirmation of receipt), on the third Business Day after posted by registered or certified mail, postage prepaid, or on the next Business Day after sent by recognized overnight courier service, as follows:

If to Verticalnet:

Verticalnet, Inc.

400 Chester Field Parkway

Malvern PA 19355

Attn: Legal

Facsimile:

with a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Attention: James W. McKenzie, Jr., Esq.

(Facsimile: 215-963-5299)

If to Tigris:

265 5th Avenue, 23rd Floor

NY, New York 10016

Attention: Brent Habig

(Facsimile: 646-792-9210)

with a required copy to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, NJ 07068

Attention: John D. Hogoboom, Esq.

(Facsimile: 973-597-2383)

If to the Shareholder:

Brent Habig

RR 1 Box 1097

Lakewood, PA 18439

(Facsimile: 646-792-9210)

with a required copy to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, NJ 07068

Attention: John D. Hogoboom, Esq.

(Facsimile: 973-597-2383)

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed , mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

8.06 Arbitration. All disputes under this Agreement shall be settled by arbitration in Philadelphia, Pennsylvania, before a panel of three arbitrators pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 8.06. Each of the Acquiring Parties (or any single member thereof), on the one hand, and the Shareholder, on the other hand, shall select one of the arbitrators within 15 days after the date of the notice of arbitration described above; and each shall give the other written notice of the name, and address of the arbitrator it selected. The two arbitrators so selected shall jointly agree on the selection of the third arbitrator, but if they do not so agree within 30 days after the date of the notice of arbitration described above, the selection of the third arbitrator shall be made pursuant to the rules from the panels of arbitrators maintained by the American Arbitration Association. The third arbitrator may not have had any past or present relationship with or interest in any of the Parties or any of their respective Affiliates. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made by any Party with respect to any dispute, claim or other matter after the date on which litigation based on such dispute, claim or other matter would be barred by the applicable statute of limitations or the provisions of Article 7. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator selected by it, and the expenses of the third arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection.

8.07 Delaware Law to Govern; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive laws of any other jurisdiction and the NYBCL, as applicable, with respect solely to the merger. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.08 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstance in any other jurisdiction or to other Persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

8.09 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and, in the case of Article 7, the other Verticalnet Indemnified Parties, and their heirs, administrators, personal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.

8.10 Further Representations. Each Party hereby acknowledges and represents that it, he or she (a) has been represented by its, his or her own legal counsel in connection with the Transactions, with the opportunity to seek advice as to its, his or her legal rights from such counsel, (b) is being independently advised as to the Tax consequences of the Transactions, (c) that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party and (d) any controversy over construction of this Agreement shall be decided without regard to the authorship of the documents..

8.11 Disclosure Schedule. The Disclosure Schedule shall be arranged in numbered sections corresponding to the Sections and subsections of this Agreement to which they relate. Nothing in the Disclosure Schedule shall be deemed to disclose an exception to a representation or warranty made herein, unless (a) such exception is identified specifically in the applicable section of the Disclosure Schedule and shall be complete with cross references where appropriate or (b) the relevance of such exception to another representation or warranty in other Sections of this Agreement are obvious and manifest in light of the specific disclosure and the context of the disclosures required by such other representation or warranty, which, in each case, shall constitute the only valid disclosure with respect to such Section(s) hereof.

8.12 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereby acknowledge that irreparable damage would occur in the event that any of the post-Closing obligations of a Party pursuant to the provisions of Article 6 were not performed in accordance with their specific terms or were otherwise breached. Each of the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in any court having jurisdiction, this being in addition to any other remedy to which such Party is entitled at law or in equity.

8.13 Consent to Merger. The Shareholder, as evidenced by his signature hereto, does hereby waive all notice of the time, place and purposes of a special meeting of Tigris’s shareholders for the purpose of adopting this Agreement and approving the Merger, and pursuant to Section 615 of the NYBCL, does hereby consent in writing to the adoption of this Agreement and the approval of the Merger pursuant to the terms of this Agreement and further does hereby release Tigris from any and all debts, obligations, losses, suits, actions, causes of action, liabilities or claims of any kind or nature or description whatsoever, from the beginning of time to the date hereof, that are related directly or indirectly to the Shareholder’s relationship with Tigris that he presently has as of the date hereof or ever had prior to the date hereof; provided, however, that such release shall not extend to (i) any rights to indemnification, contribution or exculpation to which the Shareholder may be entitled under Tigris’ Charter Documents, any Contract disclosed to Verticalnet or applicable law, in each case, that does not arise out of or result from any amounts paid in respect of a claim for indemnification made by a Verticalnet Indemnified Party pursuant to Article 7, or (ii) any benefits to which the Shareholder may be entitled under any insurance Contract to which Tigris is a party and that does not arise out of or result from any amounts paid in respect of a claim for indemnification made by a Verticalnet Indemnified Party pursuant to Article 7, (iii) any unpaid salary and accrued bonus to which the Shareholder may be entitled for periods ending on or prior to the Closing, (iv) any rights under any employee welfare, incentive compensation, stock option or other similar plan or arrangements to which the Shareholder may be entitled for periods ending on or prior to the Closing, and (v) any claims for unreimbursed business expenses relating to periods ending on or prior to Closing.

{Signature Page to Follow}

IN WITNESS WHEREOF, the Parties have executed this Agreement of Merger as of the day and year first above written.

VERTICALNET, INC.

By:	/s/ Gene S. Godick

Name:	Gene S. Godick
Title:	Executive Vice President and Chief Financial Officer

RIVER ACQUISITION CO., INC.

By:	/s/ Gene S. Godick

Name:	Gene S. Godick
Title:	Vice President and Treasurer

TIGRIS CORP.

By:	/s/ Brent Habig

Name:
Title:

/s/ Brent Habig

Brent Habig

List of Exhibits

Exhibit	Description
A	Form of Escrow Agreement

B	Form of Registration and Lock-up Agreement

C-1	Form of DE Certificate of Merger

C-2	Form of NY Certificate of Merger

D	Form of Tigris Secretary’s Certificate

E	Form of Employment Agreement

F	Form of Verticalnet Secretary’s Certificate

G	Form of Verticalnet Chief Financial Officer’s Certificate